                                                                    Exhibit 10.4


                            ASSET PURCHASE AGREEMENT

                                      Among

                            GUAJILLO INVESTMENTS, LLC

                              LBI HOLDINGS II, INC.

                     LIBERMAN BROADCASTING OF HOUSTON, INC.

                                       AND

                 LIBERMAN BROADCASTING OF HOUSTON LICENSE CORP.

                 RELATING TO THE ACQUISITION OF KIOX-FM AND KXGJ


                               Dated June 21, 2002


                               TABLE OF CONTENTS

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ARTICLE I    DEFINITIONS .............................................................     1

    1.1   Definitions ................................................................     1

    1.2   Knowledge ..................................................................     6

ARTICLE II   PURCHASE AND SALE OF ASSETS .............................................     6

    2.1   Assets to be Conveyed ......................................................     6

    2.2   Excluded Assets and Liabilities ............................................     7

ARTICLE III  PURCHASE PRICE; METHOD OF PAYMENT; ESCROW DEPOSIT .......................     8

    3.1   Purchase Price .............................................................     8

    3.2   Liabilities Assumed ........................................................     8

    3.3   Escrow Deposit .............................................................     8

    3.4   Buyer's Remedies ...........................................................     9

    3.5   Allocation .................................................................    10

    3.6   Prorations .................................................................    10

ARTICLE IV   REPRESENTATIONS AND WARRANTIES BY SELLER ................................    10

    4.1   Organization and Standing ..................................................    10

    4.2   Authorization ..............................................................    10

    4.3   FCC Licenses ...............................................................    11

    4.4   Purchased Assets ...........................................................    12

    4.5   Insurance ..................................................................    14

    4.6   Litigation .................................................................    14

    4.7   Contracts ..................................................................    14

    4.8   Insolvency .................................................................    14

    4.9   Reports ....................................................................    14

    4.10  No Defaults ................................................................    14

    4.11  Disclosures ................................................................    15

    4.12  Environmental Compliance ...................................................    15

    4.13  Intellectual Property ......................................................    15

    4.14  Brokers ....................................................................    16

    4.15  Prepaid Expenses ...........................................................    16
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                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE V     REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI HOLDINGS ....................    17

     5.1   Status .........................................................................    17

     5.2   No Defaults ....................................................................    17

     5.3   Authorization. .................................................................    17

     5.4   Brokers ........................................................................    17

     5.5   Qualification as a Broadcast Licensee ..........................................    18

     5.6   Litigation .....................................................................    18

     5.7   Approvals and Consents .........................................................    18

ARTICLE VI    COVENANTS OF SELLER .........................................................    18

     6.1   Affirmative Covenants of Seller ................................................    18

     6.2   Negative Covenants of Seller ...................................................    19

     6.3   Financial Information. .........................................................    20

ARTICLE VII   ADDITIONAL AGREEMENTS .......................................................    21

     7.1   Application for Commission Consent; Other Consents .............................    21

     7.2   Mutual Right to Terminate ......................................................    21

     7.3   Buyer's Right to Terminate .....................................................    22

     7.4   Seller's Right to Terminate ....................................................    22

     7.5   Risk of Loss ...................................................................    23

     7.6   Transfer Taxes and FCC Filings; Expenses; Bulk Sales. ..........................    24

ARTICLE VIII  CLOSING CONDITIONS ..........................................................    25

     8.1   Conditions Precedent to Buyer's Obligations ....................................    25

     8.2   Conditions Precedent to Seller's Obligations ...................................    27

ARTICLE IX    ITEMS TO BE DELIVERED AT THE CLOSING ........................................    27

     9.1   Seller's Performance At Closing ................................................    27

     9.2   Buyer's Performance at Closing .................................................    29

ARTICLE X     INDEMNIFICATION .............................................................    30

     10.1  Indemnification by Seller ......................................................    30

     10.2  Indemnification by LBI Holdings and Buyer ......................................    31

     10.3  Third-Party Claims .............................................................    32
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                                      -ii-

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                                TABLE OF CONTENTS
                                   (continued)

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     10.4   Cap and Basket .................................................................    32

     10.5   Guarantee. .....................................................................    33

     10.6   Survival of Representations and Warranties .....................................    33

ARTICLE XI    MISCELLANEOUS PROVISIONS .....................................................    33

     11.1   Notices ........................................................................    33

     11.2   Benefit and Assignment .........................................................    34

     11.3   Other Documents ................................................................    35

     11.4   Appendices .....................................................................    35

     11.5   Construction ...................................................................    35

     11.6   Confidentiality ................................................................    35

     11.7   Arbitration ....................................................................    35

     11.8   Counterparts ...................................................................    37

     11.9   Headings .......................................................................    37

     11.10  Public Announcements ...........................................................    37

     11.11  Entire Agreement ...............................................................    37

SCHEDULE 4.7    Exceptions to Contracts

SCHEDULE I      Identification of Contracts to be Assumed

SCHEDULE II     List of all Permits and FCC Licenses

SCHEDULE III    List of Required Consents, Encumbrances and UCC-1 Filing
                Statements

SCHEDULE IV     Identification of Principal Items of Tangible Personal Property

SCHEDULE V      Allocation of the Purchase Price

SCHEDULE VI     Insurance Coverage Maintained by Seller on the Purchased Assets

SCHEDULE VII    Identification of Intellectual Property

SCHEDULE VIII   Schedule of Prepaid Expenses

SCHEDULE IX     Excluded Assets




EXHIBIT A       Form of Grant Deed

EXHIBIT B-1     Opinion of Seller's Counsel

EXHIBIT B-2     Opinion of Seller's Counsel (FCC)

EXHIBIT C       Opinion of LBI Entities' Counsel

EXHIBIT D       Form of Member Guarantee

EXHIBIT E       Form of Lessor Estoppels

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT is made and entered into this 21st day of June, 2002, by and among Guajillo Investments, LLC, a Louisiana limited liability company ("Guajillo" or "Seller"), on the one hand, and LBI Holdings II, Inc., a California corporation ("LBI Holdings"), Liberman Broadcasting of Houston, Inc., a California corporation ("LBI"), and Liberman Broadcasting of Houston License Corp., a California corporation ("LBI Sub"), on the other. LBI and LBI Sub are referred to collectively as "Buyer."

                              W I T N E S S E T H:

          WHEREAS, Seller owns certain assets used or held for use in connection with the operation of radio stations KIOX-FM, 96.9 FM, El Campo, Texas and KXGJ,
101.7 FM, Bay City, Texas (each a "Station" and, collectively, the "Stations") and Seller desires to sell and assign to Buyer the Stations and their related assets, and the licenses, permits and other authorizations issued by the Federal Communications Commission (the "FCC" or "Commission") for or in connection with the operation of the Stations (the "FCC Licenses"); and

          WHEREAS, LBI Sub desires to acquire the FCC Licenses and LBI desires to acquire from Seller all the other assets relating to the Stations and the businesses related thereto; and

          WHEREAS, LBI Sub and LBI are wholly-owned direct or indirect subsidiaries of LBI Holdings;

          WHEREAS, the FCC Licenses may not be assigned to LBI Sub without the prior written consent of the Commission.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

          1.1 Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

          "Agreement" means this Asset Purchase Agreement, and references to "Articles," "Sections," "Schedules" and "Exhibits" are to the Articles and Sections of this Agreement and to the Schedules and Exhibits attached hereto.

          "Assignment Applications" means the applications which Seller and Buyer will join in and file with the Commission requesting its written consent to the assignment of the FCC Licenses from Seller to LBI Sub.

          "Assumed Contracts" means only (i) those Contracts listed on Schedule I, (ii) any other Contract which Buyer specifically agrees to assume in connection with this Agreement in its sole discretion, and (iii) those Contracts entered into by Seller in the ordinary course of business between the date hereof and the Closing Date which LBI specifically agrees in writing to assume.

          "Bay City Leasehold" means that certain ground lease covering certain land located at Highway 35 East, Bay City, Texas, on which are located Seller's Bay City Studio Building and a 90' STL tower and 6' STL transmit dish antenna and related documents, all of which are listed on Schedule I.

          "Bay City Studio Building" means the studio building owned in fee by Seller and located upon the land covered by the Bay City Leasehold.

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Closing Date" means 5:00 p.m. CST on the 10th business day following the Final Order Day or such other time as may be mutually agreed to in writing by the Parties.

          "Closing Place" means the offices of O'Melveny & Myers LLP, 400 South Hope Street, 15/th/ Floor, Los Angeles, California 90071, or such other place mutually agreed to in writing by the Parties.

          "Collegeport Leasehold" means, collectively, those certain ground lease and tower lease agreements covering the land and tower located in Collegeport, Matagorda County, Texas, on which is located Seller's transmitter building, a 12-bay FM antenna and a 6' STL antenna and related documents, all of which are listed on Schedule I.

          "Commission" has the meaning set forth in the recitals hereto.

          "Communications Act" means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, written policies, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

          "Contracts" means any agreement, written or oral, between Seller and any third party related to either Station that creates a right or obligation for either side to make payment or provide goods or services or otherwise grants rights or creates obligations, including but not limited to advertising contracts and sales orders. As used herein, the Contracts shall include each of the Tower Subleases.

          "Damages" means any and all claims, demands, liabilities, obligations, actions suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, of every kind and description, contingent or otherwise.

          "El Maton Leasehold" means that certain Towersite Lease Agreement in El Maton, Matagorda County, Texas, on which are located Seller's hop-site building, a 400' Esco tower and a 6' STL receive dish and transmit antenna and related documents, all of which are listed on
          Schedule I.

          "Encumbrance" means any option, pledge, security interest, lien, charge, mortgage, claim, debt, liability, obligation, encumbrance or restriction (whether on voting, sale, transfer or disposition), whether imposed by agreement, understanding, law, rule or regulation, and, with respect to Real Property assets, including the Transmitter Buildings and Towers, means any leases, licenses or other occupancy agreements relating thereto or covering any portion thereof or any liens or encumbrances existing with respect to Seller's interest under such documents.

          "Escrow Agent" means a financial institution or escrow company mutually acceptable to each Party.

          "Escrow Agreement" means the Corporate Custodial Agreement Relating to Earnest Money dated as of the date hereof executed by the Escrow Agent, LBI Holdings and Seller.

          "Escrow Deposit" has the meaning set forth in Section 3.3.

          "Excluded Assets" has the meaning set forth in Section 2.2.1.

          "FCC" has the meaning set forth in the recitals hereto.

          "FCC Licenses" has the meaning set forth in the recitals hereto.

          "Final Order Day" means the date on which the Initial Grants have both become final orders, which date shall be the forty-first day following issuance by the Commission of a public notice announcing the Initial Grants, or the date of the later public notice announcing an Initial Grant if both Initial Grants are not listed on the same public notice, unless either Initial Grant has during the preceding forty-day period become subject to any administrative or judicial stay, appeal, review, reconsideration or rehearing, in which case, the Final Order Day shall not be deemed to occur until such administrative or judicial stay, appeal, review, reconsideration or rehearing shall have been resolved by a final, unappealable order (by the Commission or by a court of competent jurisdiction if Buyer elects to seek judicial review of any final order by the Commission) which preserves intact the Initial Grants without any conditions materially adverse to Buyer.

          "Francitas Land" shall mean the 30 acres of land in Francitas, Jackson County, Texas on which are located Seller's 1,014' Andrews tower and 6' STL receive dish antenna.

          "Grant Deed" shall mean a deed sufficient to convey to Buyer fee simple and marketable title, consistent with the terms and conditions of this Agreement, to each of the Francitas Land and the Bay City Studio Building each substantially the form of Exhibit "A".

          "Guajillo" has the meanings specified in the first paragraph of this Agreement.

          "Hazardous Substance" has the meaning set forth in Section 4.12.

          "HSRA" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

          "Indemnified Party" and "Indemnifying Party" have the meanings specified in Section 10.3.

          "Initial Grant" means, with respect to any Assignment Application, the Commission's written consent to the assignment of the FCC Licenses associated with the applicable Station to LBI Sub pursuant to such Assignment Application (including without limitation, by the Media Bureau by delegated authority), without any conditions materially adverse to any Party.

          "Initial Grant Day" means the day on which the Commission publishes public notice of an Initial Grant with respect to each Assignment Application (and if public notice of the Initial Grants are published on different days, the day on which the Commission publishes public notice of the later of the Initial Grants).

          "Intellectual Property" has the meaning set forth in Section 4.13.1.

          "LBI," "LBI Holdings" and "LBI Sub" have the meanings specified in the first paragraph of this Agreement.

          "Letter of Intent" shall mean that Letter Agreement dated February 26, 2002 by and among Guajillo and Liberman Broadcasting, Inc., a California corporation and wholly owned subsidiary of LBI Holdings, as it may be amended from time to time.

          "Member Guarantee" shall have the meaning set forth in Section 8.1.9.

          "Party" means any of Guajillo, LBI Holdings, LBI or LBI Sub, as the context requires, and the term "Parties" mean all such entities; provided, however, that Seller, on the one hand, and LBI Holdings and Buyer, on the other, shall each be considered a single Party for purposes of Sections 7.3, 7.4, 10.3 and 10.4.

          "Permits" means the licenses, permits, approvals, authorizations, consents, and orders of any federal, state or local governmental authority held by Seller in connection with the operation of the Stations (including the FCC Licenses) and all pending requests and applications therefor, including without limitation those listed on
          Schedule II.

          "Permitted Encumbrances" means, with respect to the Real Property only, the Tower Subleases and those exceptions and encumbrances which are approved in writing by Buyer as exceptions or exclusions from coverage under the Title Policies as shown in the annotated title commitments delivered to Seller prior to closing. Notwithstanding the foregoing, the parties acknowledge that the title commitment for the Bay City Leasehold and the Bay City Studio Building were not available as of signing and that the only Permitted Encumbrances on such Real Property shall be consistent with those encumbrances similar to those accepted by the Buyer in the annotated title commitments previously delivered with respect to the other Real Property.

          "Proceeds" has the meaning set forth in Section 7.5.1.

          "Purchased Assets" means all the assets to be conveyed to Buyer by Seller pursuant to the terms of this Agreement.

          "Purchase Price" has the meaning set forth in Section 3.1.

          "Real Property" means the Francitas Land, the Bay City Studio Building and the Real Property Leaseholds.

          "Real Property Leaseholds" means the El Maton Leasehold, the Bay City Leasehold and the Collegeport Leasehold.

          "Required Consents" means the FCC consents to the assignment of the FCC Licenses and the other governmental consents, third-party consents, approvals or waivers in form and substance reasonably satisfactory to Buyer, necessary for Seller to sell, convey or otherwise sell or assign the Purchased Assets to Buyer, including without limitation those set forth on Schedule III.

          "Seller" has the meaning set forth in the first paragraph of this Agreement.

          "Station" and "Stations" have the meanings set forth in the recitals hereto.

          "Tangible Personal Property" has the meaning set forth in Section
          2.1.1.

          "Title Company" means Lawyers Title Insurance Company.

          "Title Policies" means each of (1) an ALTA extended coverage owner's policy with respect to the Francitas Land, (2) an ALTA extended coverage owner's policy with respect to the Bay City Studio Building,
          (3) an ALTA extended coverage leasehold owner's interest policy with respect to the El Maton Leasehold, (4) an ALTA extended coverage leasehold owner's interest policy with respect to the Bay City Leasehold, and (5) an ALTA extended coverage leasehold owner's interest policy with respect to the Collegeport Leasehold, each in a form and with coverages and amounts acceptable to Buyer and showing only Permitted Encumbrances.

          "Tower Subleases" shall mean the agreements pursuant to which Seller leases or licenses land or tower space to third parties, all of which are listed on Schedule I.

          "Towers" means radio broadcast towers located at each applicable Transmitter Site upon which is located the Station broadcast antenna.

          "Transmitter Buildings" means studio and transmitter buildings owned by Seller and located at the Transmitter Sites, including the Bay City Studio Building.

          "Transmitter Sites" means the transmitter and antenna sites owned or operated by Seller located on the Real Property.

          1.2 Knowledge. The terms "knowledge" or "know" as it relates to Seller, shall mean the knowledge of Cheryl Stewart, Peter G. Scalfano, Joseph J. Clements, Jr., and/or Tim Michaels after reasonable investigation, including due inquiry of Seller's employees and the investigations referenced in Section 4.3. With respect to Real Property, "Actual Knowledge" means the actual knowledge of Cheryl Stewart, Peter G. Scalfano, Joseph E. Clements, Jr. and/or Tim Michaels, without any duty of inquiry or investigation, and without any personal liabilities therefor. With respect to LBI Holdings or Buyer, the terms "knowledge" or "know" shall mean the knowledge of Jose Liberman, Lenard Liberman and/or George Murray after reasonable investigation, including due inquiry of LBI Holding's or Buyer's employees.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

          2.1 Assets to be Conveyed. On the Closing Date at the Closing Place, subject to the terms and conditions of this Agreement, Seller will sell, assign, convey, transfer and deliver (i) to LBI Sub, the FCC Licenses and the Permits, and all applications therefor, together with any renewals, extensions, additions or modifications thereof, and (ii) to LBI, all (except the Excluded Assets) of Seller's right, title and interest in and to the other assets, properties and rights of every kind and nature, whether tangible or intangible, absolute or contingent, wherever located and used or usable in connection with the operation of the Stations (which, together with the FCC Licenses and the Permits and applications therefor, are collectively referred to as the "Purchased Assets"), such sale, assignment, conveyance, transfer and delivery to be made by instruments of conveyance in form reasonably satisfactory to Buyer and to be free and clear of all Encumbrances except Permitted Encumbrances. The Purchased Assets include the following (except for the Excluded Assets):

          2.1.1 All tangible personal property, furniture, fixtures, improvements and office equipment and other equipment used or useful in the operation of the Stations, including all furniture and inventory in the Transmitter Buildings, the transmitter facilities, all Towers, antennas, main and back-up transmitters and generators, STL's, data links for transmitter telemetry, wireless microphone and other equipment and tangible personal property located or otherwise intended for use at the Transmitter Sites, all the principal items of which are listed on Schedule IV, together with any replacements thereof or additions thereto made between the date hereof and the Closing Date, less any retirements made in the ordinary and usual course of either Station's business (collectively, the "Tangible Personal Property");

          2.1.2  The transmitter facilities located at the Transmitter Sites;

          2.1.3 Seller's interest, be it fee interest or leasehold interest, in the Real Property;

          2.1.4  All prepaid expenses made by Seller under the Assumed
          Contracts;

          2.1.5 The Assumed Contracts and all of Seller's rights thereunder relating to periods and events occurring on and after the Closing Date;

          2.1.6 Such files, records and logs pertaining to the operation of the Stations as Buyer may reasonably require, including each of the Station's public inspection files and other records relating to the FCC Licenses and other filings with the Commission, but excluding the corporate and accounting records of Seller to the extent not described above (notwithstanding this conveyance, Buyer agrees to allow Seller copies of (upon written request) and reasonable access to such records of the Stations as Seller may reasonably require from and after the Closing Date); and

          2.1.7  All Intellectual Property.

          2.2    Excluded Assets and Liabilities.

          2.2.1 Excluded Assets. It is understood and agreed that the Purchased Assets do not include any assets of Seller that are not used or useful in the operation of the Stations, the name Guajillo, the current post office box, all supplies on hand that are used in connection with station billings, certain personal items of Cheryl Stewart as listed on Schedule IX, cash (other than the amounts described in Section 2.1.4), cash equivalents, deposits made by Seller under any Contracts (other than the amounts described in Section 2.1.4), and accounts and notes receivable, causes of action, tax refunds, insurance claims or proceeds (except as provided in Sections 6.1.6 and 7.5), in each case (for such accounts and notes receivable, causes of action, tax refunds and insurance claim and proceeds) accruing prior to the Closing (all the foregoing of which are referred to as the "Excluded Assets").

          2.2.2 Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to Section 3.2, Buyer and LBI Holdings will not assume and will not be or become liable for, any liabilities or obligations of Seller of any kind or nature whatsoever, whether absolute, contingent, accrued, known or unknown, related to the ownership of the Purchased Assets, the Excluded Assets, the operation of the Stations, Seller's employees or otherwise.

                                   ARTICLE III
                PURCHASE PRICE; METHOD OF PAYMENT; ESCROW DEPOSIT

          3.1 Purchase Price. Subject to Section 7.5.3, the purchase price to be paid to Seller by Buyer for the Purchased Assets will be Three Million One Hundred Fifty Thousand Dollars ($3,150,000) plus the aggregate amount of prepaid expenses made by Seller for services to be provided to the Stations after the Closing Date under the Assumed Contracts as set forth on Schedule VIII less any accrued liabilities of Seller agreed to be assumed by Buyer and consented to by Seller (the "Purchase Price").

          3.1.1 Payment of Purchase Price. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, LBI Holdings or Buyer will pay to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by Seller to Buyer not less than five business days prior to the Closing Date.

          3.1.2 Release of Escrow Deposit. Also on the Closing Date, concurrently with the wire transfer of the Purchase Price to Seller, Seller and LBI Holdings shall jointly execute and deliver to the Escrow Agent written instructions to terminate the Escrow Agreement and deliver the entire Escrow Deposit to LBI Holdings.

          3.1.3 Post-Closing Proration. Following the Closing Date, the Parties shall determine and make the prorations called for in Section 3.5.

          3.2 Liabilities Assumed. As of the Closing Date, Buyer will assume and agree to pay, discharge and perform insofar as they relate to the time period on and after the Closing Date, and arise out of events occurring on or after the Closing Date, all the obligations and liabilities of Seller under the Assumed Contracts.

          3.3 Escrow Deposit. Concurrently with the execution and delivery of this Agreement, LBI Holdings has deposited One Hundred Fifty Seven Thousand Five Hundred Dollars ($157,500) under the Escrow Agreement (together with any interest accrued on such amount, the "Escrow Deposit"). The Escrow Deposit will be held, maintained, administered and disbursed by the Escrow Agent in accordance with the terms and provisions hereof and of the Escrow Agreement, with the terms of the Escrow Agreement controlling in the event of any conflict. The Escrow Deposit will be disbursed as follows:

          3.3.1 Delivery to Seller. If Buyer fails to consummate the purchase and sale contemplated by this Agreement under circumstances that would constitute a material breach of this Agreement and Seller is not then in breach of its representations, warranties or covenants hereunder in any material respect (it being understood and agreed by the Parties hereto that for purposes of this Section 3.3.1, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification), then, the Escrow Deposit, including accrued interest, will be delivered to Seller, it being understood and agreed that payment to Seller of the full amount of the Escrow Deposit, including accrued interest, will constitute full payment for any and all damages suffered by Seller by reason of LBI Holdings' or Buyer's failure to consummate the purchase and sale contemplated by this Agreement.

               THE PARTIES ACKNOWLEDGE AND AGREE IN ADVANCE BY INITIALING THIS AGREEMENT IN THE SPACES PROVIDED [LBI HOLDINGS' INITIALS LDL, BUYER'S INITIALS LDL AND LDL, AND SELLER'S INITIALS CLS], THAT THE ACTUAL DAMAGES THAT SELLER WOULD SUFFER AS A RESULT OF BUYER'S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE ASSETS WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO CALCULATE; THAT THE FULL AMOUNT OF THE ESCROW DEPOSIT IS A FAIR AND EQUITABLE AMOUNT TO REIMBURSE SELLER FOR ANY DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUSTAINED BY SELLER DUE TO BUYER'S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE ASSETS UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3.1; AND THAT THIS
          SECTION 3.3.1 SHALL CONSTITUTE A LIQUIDATED DAMAGES PROVISION, WHICH DAMAGES WILL BE SELLER'S SOLE REMEDY HEREUNDER IN THE EVENT OF LBI HOLDINGS' OR BUYER'S FAILURE TO CONSUMMATE THE PURCHASE AND SALE OF THE PURCHASED ASSETS UNDER THE CIRCUMSTANCES STATED IN THIS SECTION 3.3.1.

          3.3.2 Delivery to LBI Holdings. The Escrow Deposit shall be delivered to LBI Holdings if (i) the transaction contemplated by this Agreement is consummated, or (ii) the purchase and sale contemplated by this Agreement is not consummated and Seller is not entitled to receive the Escrow Deposit in accordance with Section 3.3.1.

          3.4 Buyer's Remedies. If the purchase and sale contemplated by this Agreement is not consummated because of the breach by Seller of its representations, warranties or covenants in any material respects (it being understood and agreed by the Parties hereto that for purposes of this Section 3.4, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification), and Buyer is not in breach of its representations, warranties or covenants hereunder in any material respects, Seller agrees that, in addition to any other rights and remedies available at law or in equity, LBI Holdings and Buyer shall have the following rights and remedies: (i) Buyer shall have the right to specific performance of Seller's obligation to sell the Purchased Assets upon the terms and conditions set forth in this Agreement and incidental damages in an amount not to exceed $50,000 in the aggregate related to such specific performance; (ii) LBI Holdings shall have the right to the return of the Escrow Deposit (and associated interest); and (iii) LBI Holdings and Buyer shall have the right to recover monetary damages for breach of this Agreement in an amount equal to $157,500 and the right to be reimbursed for all reasonable fees and expenses

(including reasonable legal expenses) incurred by LBI Holdings and Buyer in connection with the transactions contemplated hereby; provided, that if Buyer obtains full remedies under clause (i) pursuant to a non-appealable judgment with which Seller complies, then Buyer shall not thereafter have additional claims under clause (iii) and if LBI Holdings and Buyer obtain full remedies under clause (iii) pursuant to a non-appealable judgment with which Seller complies, then Buyer shall not thereafter have additional claims under clause
(i), it being understood and agreed that obtaining full remedies under clause
(iii) will constitute full payment for any and all damages suffered by Buyer by reason of Seller's failure to consummate the purchase and sale contemplated by this Agreement. The Parties agree that remedy at law is inadequate and that damages are not adequate to compensate LBI Holdings and Buyer.

          3.5 Allocation. The Purchase Price allocation will be determined by Buyer with the consent of Seller and set forth on Schedule V.

          3.6 Prorations. The operation of the Stations and all income, expenses and liabilities attributable thereto through 11:59 p.m. on the day immediately preceding the Closing Date will be for the account of Seller and thereafter for the account of LBI, and all income and expenses, including such items as power and utilities charges, rents and other deferred items will be prorated between Seller and LBI in accordance with generally accepted accounting principles consistently applied, the proration to be made and paid, insofar as feasible, on the Closing Date, with a final settlement sixty days after the Closing Date.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES BY SELLER

          Seller hereby represents and warrants to LBI Holdings and Buyer as follows:

          4.1 Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation. Seller has the requisite power and authority to enter into and complete the transactions contemplated by this Agreement. The only members of Seller are Cheryl Stewart, Peter Scalfano and Joseph Clements, Jr. ("Members"). As of the date hereof, Cheryl Stewart holds a 30% interest in the Seller, Peter Scalfano holds a 65% interest in the Seller and Joseph Clements, Jr. holds a 5% interest in the Seller. As of the Closing Date, Cheryl Stewart will hold a 40% interest in the Seller, Peter Scalfano will hold a 45% interest in the Seller and Joseph J. Clements, Jr. will hold a 15% interest in the Seller.

          4.2 Authorization. All necessary limited liability company actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement, and other agreements, documents and instruments being executed by Seller in connection herewith or therewith and the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by Seller, and each of this Agreement, the Escrow Agreement, and other agreements, documents and instruments being executed by Seller in connection herewith or therewith has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to their respective terms. As of the Closing, the Member Guarantee shall have been duly executed and delivered by each Member and the Member

Guarantee shall constitute the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with and subject to its terms.

          4.3    FCC Licenses.

          4.3.1 The FCC Licenses (all of which are listed on Schedule II, together with any pending applications for FCC Licenses) constitute all the licenses, permits and other authorizations required for and used in connection with the operation of the Stations as presently operated. No waiver of the Communications Act is necessary in order to permit Seller's operation of the Stations. Seller is the holder of all the FCC Licenses. Other than the Initial Grants of the Assignment Applications, no additional order or grant is required from the FCC in order to consummate the assignment of the FCC Licenses to LBI Sub.
          Schedule II correctly sets forth the respective expiration date of each FCC License. Each FCC License is validly issued and in full force and effect. Seller has taken all actions and performed all of its obligations that are necessary to maintain the FCC Licenses without adverse modification or impairment, and complete and correct copies of the FCC Licenses and any pending applications therefor have been delivered to Buyer. No event has occurred which (i) has resulted in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal or termination of or any order of forfeiture with respect to, any FCC License or (ii) to Seller's knowledge, materially and adversely affects or in the future would (so far as Seller can now reasonably foresee) materially and adversely affect any rights of Seller or any of its assignees or transferees thereunder. None of the FCC Licenses requires that any assignment thereof must be approved by any public or other governmental authority other than the FCC.

          4.3.2 Seller is not a party to, and has no knowledge of, any investigation, notice of apparent liability, violation, forfeiture, notice of violation, order to show cause or other order or complaint issued by or before any court or regulatory body, including, without limitation, the FCC, or of any other proceedings (other than proceedings relating to the radio industry generally) that would in any manner threaten or adversely affect, in either case, the validity or continued effectiveness of, or result in the adverse modification of, any of the FCC Licenses. In the event Seller learns of any such action, or the filing or issuance of any such order, notice or complaint, Seller promptly will notify Buyer of the same in writing and will take all commercially reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice or complaint. To Seller's knowledge, each Station is now operating at its licensed power and antenna height, in accordance with the FCC Licenses, as confirmed by the investigation of Tim Michaels performed June 19, 2002. Seller has no reason to believe that the FCC Licenses will not be renewed in the ordinary course.

          4.3.3 To Seller's knowledge, the Stations are in compliance with the Communications Act, including, without limitation, rules governing the location of the Stations' respective main studios and rules governing the required contents of the Stations' respective public inspection files.

          4.3.4 To Seller's Actual Knowledge, none of the facilities used in connection with the radio broadcasting operations of Seller relating to the Stations (including the Transmitter Buildings, the Transmitter Sites and the Towers) violates in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations (including, without limitation, any applicable regulation of the Federal Aviation Administration) except where such violation would not impair, impede or adversely affect the continued, uninterrupted operation of the Stations and, each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof.
          Schedule II identifies any outstanding variances or special use permits materially affecting any of Seller's facilities or the uses thereof and Seller is in compliance therewith. Seller has received no notice of any complaint being made against either Station relating to its Tower, Transmitter Site, Transmitter Building or Seller's operation of such Station (including, without limitation, any complaint relating to the signals broadcast or otherwise transmitted from any Tower, either by Seller or by any person subleasing a portion of any Tower) except where such complaint would not impair, impede or adversely affect the continued, uninterrupted operation of such Station. Each Tower has been appropriately registered with the Commission, as described in Schedule II.

          4.3.5 Seller is qualified to sell both Stations and to assign the FCC Licenses in accordance with the terms of this Agreement and in compliance with the Communications Act. Seller does not know of any party who has expressed any intention to oppose FCC approval of the assignment of the FCC Licenses to LBI Sub, nor does Seller know of any reason why FCC consent to such assignment might be denied or inordinately delayed.

          4.3.6 To Seller's knowledge, each report or certification filed by or on behalf of Seller with the FCC, including, without limitation, any filing pursuant to 47 C.F.R. (S) 73.3615 with respect to its ownership of either Station and any other filing relating to either Station, was timely filed, and was at the time of filing true, correct and complete in all respects. There have been no changes in the ownership of the Stations since the filing of the most recent such ownership reports or certifications and those ownership reports and certificates are true, correct and complete in all respects.

          4.3.7 To Seller's knowledge, operation of the Stations by the Seller does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the applicable limits stated in 47 C.F.R. (S) 1.1310 as confirmed by the investigation of Tim Michaels performed June 4, 2002.

          4.4 Purchased Assets. All material items as of the date hereof used in the operation of the Stations are listed and described in Schedule IV to this Agreement. Schedule III sets forth each release and UCC Termination Statements that are required in order to release any Encumbrances (other than Permitted Encumbrances) on the Closing Date. Schedule III also sets forth all UCC Financing Statements that have been filed against any Purchased Asset. There is no pending or, to the knowledge of Seller, threatened action, event, transaction or proceeding that would reasonably be expected to interfere with the quiet enjoyment or operation of the Purchased Assets (including the Real Property) by Seller or, on and after the Closing Date, by Buyer. The Purchased Assets include all the personal property and assets necessary to conduct the operation of the Stations as now conducted.

          4.4.1 Real Property. On the Closing Date, Seller will have good and valid title to the Real Property, free and clear of all Encumbrances, other than (i) the Permitted Encumbrances, and (ii) the Encumbrances described in Schedule III, which Encumbrances will be released on the Closing Date concurrently with the Closing. Upon consummation of the transactions set forth in this Agreement, Buyer will have good and valid title to the Real Property, free and clear of all Encumbrances (other than liens granted to Buyer's lenders and the Permitted Encumbrances) but otherwise "AS IS" except for the representations, warranties and assurances specifically set forth in this Agreement. Upon issuance of the Title Policies, which Title Policies will show only the Permitted Encumbrances, Buyer agrees to look solely to the Title Policies with respect to assurances of title to the Real Property except to the extent there occurs a breach by Seller of the specific representations and warranties of Seller set forth in this Agreement. Seller has received no notice of noncompliance with any restriction or encumbrance encumbering the Real Property, except the Permitted Encumbrances. To Seller's Actual Knowledge, Seller has maintained and has operated the Real Property under and in accordance in all material respects with the terms of all applicable regulations. Seller has maintained and has operated each Transmitter Site, each Tower, each Transmitter Building and each Station under and in accordance in all material respects with the terms of all applicable regulations. To Seller's knowledge, there are no complaints regarding the Transmitter Sites, the Towers, the Transmitter Buildings, the antennas, the radio transmitters or the studio facilities. Except for the licensees or tenants under the Tower Subleases listed on Schedule I, there are no other persons which have any rights to use the Towers or Transmitter Sites or to occupy or use the Transmitter Buildings or the Real Property, whether by sublease, easement, license or other instrument. Buyer will have following Closing reasonable access to each of the Transmitter Sites, and a continuous means of ingress and egress thereto from public roads.

          4.4.2 Personal Property. On the Closing Date, Seller will have good and valid title to the Purchased Assets (other than Real Property), free and clear of all Encumbrances, other than the Encumbrances described in Schedule III, which Encumbrances will be released on the Closing Date concurrently with the Closing. Upon consummation of the transactions set forth in this Agreement, Buyer will have good and valid title to the Purchased Assets (other than Real Property), free and clear of all Encumbrances (other than liens granted to Buyer's lenders). The items of Tangible Personal Property are "AS IS, WHERE IS" except for the representations, warranties and assurances specifically set forth in this Agreement. To Seller's knowledge, the technical equipment, constituting a part of the Tangible Personal Property, has been maintained in accordance with the applicable Station's past practice and is operating and complies in all material respects with all applicable rules and regulations of the FCC and the terms of the FCC Licenses and Permits.

          4.5 Insurance. Seller now has in force insurance on the Purchased Assets as set forth in Schedule VI and Seller will continue the present insurance at the present limits in full force and effect up through the Closing Date.

          4.6 Litigation. No litigation, action, suit, judgment, proceeding or, to the knowledge of Seller after inquiry, investigation relating to either Station is pending or outstanding before any forum, court, or governmental body, department or agency of any kind to which Seller or such Station is a party and, to the knowledge of Seller, no such litigation or proceeding is threatened, in each case where a determination thereof would have an adverse effect on the Purchased Assets.

          4.7 Contracts. Seller has delivered to Buyer true and complete copies of all the Assumed Contracts. The Assumed Contracts will be enforceable by Buyer after the consummation of the transaction contemplated hereby in accordance with their respective terms. To Seller's knowledge, Seller has not taken any action that would impair the enforceability of the Assumed Contracts, or omitted to take any action, the omission of which would have such effect. Except as set forth on Schedule 4.7, there are no material defaults under any of the Assumed Contracts and the consummation of the transaction contemplated hereby will not cause any defaults under any of the Assumed Contracts. The information set forth in Schedule I with respect to each of the Tower Subleases is true, correct and complete as of the date hereof and will continue to be true, correct and complete as of closing. Schedule I sets forth all the relevant documents to which Seller is a party with respect to the Real Property Leaseholds, true, correct and complete copies of which have been delivered to Buyer.

          4.8 Insolvency. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the knowledge of Seller, threatened.

          4.9 Reports. All material returns, reports and statements currently required to be filed by Seller with the Commission or with any other governmental agency have been filed and each such return, report and statement is true, correct and complete in all material respects. Seller has complied in all material respects with the reporting requirements of the Commission and governmental authorities having jurisdiction over the Stations and their respective operations.

          4.10 No Defaults. Neither the execution, delivery and performance by Seller of this Agreement nor the consummation by Seller of the transaction contemplated hereby nor the execution, delivery and performance by each Member of the Member Guarantee is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Organization or Operating Agreement of Seller, (ii) (with respect to performance on or after the Closing Date, subject to the Required Consents) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease, license or other instrument to which Seller or any Member is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of the Purchased Assets, (iii) (with respect to performance on or after the Closing Date, subject to the Required Consents) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or any Member or (iv) (with respect to performance on or after the Closing Date, subject to the Required Consents) violate or constitute a breach of any Assumed Contract. The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of the Member Guarantee do not require the consent of any third party other than the consent of the FCC to the Assignment Applications.

          4.11 Disclosures. No covenant, representation or warranty by Seller and no written statement, certificate, appendix or Schedule furnished by Seller pursuant hereto or in connection with the transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially misleading.

          4.12 Environmental Compliance. To Seller's Actual Knowledge, (i) Seller has not, in connection with its business or assets, generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in material violation of any applicable environmental law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of Seller's business or, to the knowledge of Seller, in any properties within 100 yards of its business which has created or might reasonably be expected to create any material liability under any applicable environmental law or which would require reporting to or notification of any governmental entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility used in connection with its business; and (iv) any Hazardous Substance handled or dealt with in any way in connection with Seller's business has been and is being handled or dealt with in all material respects in compliance with all applicable environmental laws. As used herein, "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation of any applicable environmental law intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          4.13   Intellectual Property.

          4.13.1 Schedule VII contains a true and complete list of all patents and trademarks, service marks, station names, alternative station names, slogans, trade names, logos, jingles, assumed names, fictional business names, copyrights, licenses, permits, authorizations and other similar intellectual property rights and interests applied for, issued to or presently owned or used by Seller (other than the name "Guajillo" and programming and its contents used but not owned by Seller) which are material to the operation of either Station, including the call letters

          "KIOX-FM" and "KXGJ" and any other call signs (together with the goodwill associated therewith, the "Intellectual Property"). Seller does not represent or warrant that it has good and marketable title to any of the Intellectual Property. None of such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, as appropriate, the appropriate offices in the various states of the United States or the appropriate offices of such other jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement and for the conduct of the business of Seller.

          4.13.2 Except as set forth on Schedule VII, Seller has received no notice from any other person or entity pertaining to or challenging the right of Seller to use any of the Intellectual Property or any rights thereunder.

          4.13.3 Except as set forth on Schedule VII, Seller, to its knowledge, has not violated or infringed any patent, trademark, trade name, jingle, assumed name, fictional business name, copyright, license, permit or other similar intangible property right or interest held by others or any license or permit held by Seller.

          4.13.4 Except as set forth on Schedule VII, (i) Seller has not granted any license or other rights and, to Seller's knowledge, has no obligations to grant licenses or other rights to any of the Intellectual Property, and (ii) Seller has not made any claim of any violation or infringement by others of its rights to or in connection with any of the Intellectual Property, and to Seller's knowledge there is no basis for the making of any such claim.

          4.13.5 Except as set forth on Schedule VII, to Seller's knowledge, there are no proceedings, either pending or threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other governmental agency or tribunal, relating to any pending application with respect to any Intellectual Property.

          4.14 Brokers. No agent, broker, investment or commercial banker, person or firm acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker, finder or financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement, other than John Saunders, whose fee shall be paid by Seller.

          4.15 Prepaid Expenses. All prepaid expenses made by Seller for services to be provided to the Stations after the Closing Date under the Assumed Contracts are set forth on Schedule VIII.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES BY BUYER AND LBI HOLDINGS

          LBI Holdings and Buyer represent and warrant to Seller as follows:

          5.1 Status. Each of LBI Holdings, LBI and LBI Sub is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. LBI Holdings and Buyer each has the requisite corporate power to enter into and complete the transaction contemplated by this Agreement.

          5.2 No Defaults. Neither the execution, delivery and performance by LBI Holdings or Buyer of this Agreement nor the consummation by Buyer of the transaction contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the provisions of the Articles of Incorporation or Bylaws of LBI Holdings or Buyer, (ii) (with respect to performance on or after the Closing Date, subject to item 2 of the consents set forth in Schedule III, which the Buyer, Seller and LBI Holdings acknowledge is not a condition to Closing) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which LBI Holdings or Buyer is a party or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance on any of its assets, except for agreements, indentures and instruments related to the financing of the transaction contemplated by this Agreement, (iii) (with respect to performance on or after the Closing Date, subject to item 2 of the consents set forth in Schedule III, which the Buyer, Seller and LBI Holdings acknowledge is not a condition to Closing) violate any judgment, decree, order, statute, rule or regulation applicable to LBI Holdings or Buyer, or (iv) (with respect to performance on or after the Closing Date, subject to item 2 of the consents set forth in Schedule III, which the Buyer, Seller and LBI Holdings acknowledge is not a condition to Closing) result in the creation or imposition of any Encumbrance on either Station or the Purchased Assets, except for liens, charges or encumbrances relating to the financing of the transaction contemplated by this Agreement.

          5.3 Authorization. All necessary corporate actions and proceedings to duly approve the execution, delivery and performance of this Agreement, the Escrow Agreement and other agreements, documents and instruments being executed by LBI Holdings or Buyer in connection herewith or therewith and the consummation of the transaction contemplated hereby or thereby have been duly and validly taken by LBI Holdings and Buyer, and each of this Agreement, the Escrow Agreement and other agreements, documents and instruments being executed by LBI Holdings or Buyer in connection herewith or therewith has been duly and validly authorized, executed and delivered by LBI Holdings and Buyer and constitutes the legal, valid and binding obligation of LBI Holdings and Buyer, enforceable against LBI Holdings and Buyer in accordance with and subject to their respective terms.

          5.4 Brokers. No agent, broker, investment or commercial banker, person or firm acting on behalf of LBI Holdings or Buyer or under the authority of LBI Holdings or Buyer is or will be entitled to any broker, finder or financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.

          5.5 Qualification as a Broadcast Licensee. Excluding all facts arising from changes between the date hereof and the Closing Date to the radio broadcasting industry generally and any modification during such period of the FCC rules, regulations or policies affecting all members of the class of holders of FCC licenses to which Buyer would belong as the holder of the FCC Licenses or to which Buyer belongs as the holder of its existing FCC licenses, neither LBI Holdings nor Buyer knows of any fact that would, under the Communications Act, disqualify Buyer from being the assignee of the FCC Licenses or the owner, operator and licensee of the Stations. Excluding all facts arising from changes between the date hereof and the Closing Date to the radio broadcasting industry generally and any modification during such period of the FCC rules, regulations or policies affecting all members of the class of holders of FCC licenses to which Buyer would belong as the holder of the FCC Licenses or to which Buyer belongs as the holder of its existing FCC licenses, no waivers of the Communications Act are necessary in order to permit assignment of the FCC Licenses to Buyer.

          5.6 Litigation. There are no suits, legal proceedings or investigations of any nature pending or, to the knowledge of LBI Holdings or Buyer, threatened against or affecting it that would affect the ability of LBI Holdings or Buyer to carry out the transaction contemplated by this Agreement.

          5.7 Approvals and Consents. To the knowledge after inquiry of LBI Holdings and Buyer, the only approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by LBI Holdings or Buyer in connection with the consummation of the transaction contemplated by this Agreement are identified on Schedule III.

                                   ARTICLE VI
                               COVENANTS OF SELLER

          6.1 Affirmative Covenants of Seller. Between the date hereof and the Closing Date, except as disclosed in this Agreement:

          6.1.1 Maintenance. Seller will continue to operate each Station in conformity with the FCC Licenses and the Communications Act.

          6.1.2 Preserve Relations. Seller will use its best efforts to preserve good relations with the lessor under any Assumed Contract, with owners of property adjacent to or in the area of the Transmitter Sites, the Transmitter Buildings, the Towers and others having business relations with either Station.

          6.1.3 Reasonable Access. After the Assignment Applications have been filed with the FCC and following reasonable advance written notification and subject to the provisions of Section 11.6, Seller will provide Buyer and representatives of Buyer with reasonable access during normal business hours to Seller's properties, titles, contracts, books, files, logs, records and affairs of each Station, and Seller will furnish such additional information concerning each Station as Buyer may from time to time reasonably request.

          6.1.4 Obtain Consents. Seller will use reasonable commercial efforts to procure the Required Consents.

          6.1.5 Books and Records. Seller will maintain the books and records of each Station consistent with past practices.

          6.1.6 Insurance. Seller will maintain in force the existing insurance policies identified on Schedule VI or reasonably equivalent policies. Subject to the provisions of Section 7.5, Seller will use the proceeds of any claims for loss payable under such insurance policies to repair, replace, or restore any of the Purchased Assets destroyed by fire and other casualties to their former condition as soon as possible after the loss.

          6.1.7 Notification. Seller will promptly upon learning of the same notify Buyer of any order to show cause, notice of violation, notice of apparent liability or of forfeiture or the filing or threat of filing of any complaint with the FCC or with either Station (to the extent that such complaints are required to be filed in that Station's public inspection file) or against Seller in connection with either Station, occurring between the date hereof and the Closing Date, and respond to any action, order, notice or complaints, and implement procedures to ensure that any valid complaints or violations will not recur. Without limiting the generality of the foregoing, Seller will also promptly upon learning of the same notify Buyer of any complaint being made against either Station relating to its Tower, Transmitter Site, Transmitter Building or Seller's operation of such Station (including, without limitation, any complaint related to the signals broadcast or otherwise transmitted from such Tower, either by Seller or by any person subleasing a portion of such Tower) and of any invoice unpaid by either Station or by Seller in connection with either Station that remains unpaid 60 days after the applicable due date of such invoice.

          6.1.8 Transition Assistance. Seller will use reasonable commercial efforts to assist Buyer in transitioning third party provided services such as utilities, phone service, etc.

          6.2 Negative Covenants of Seller. From the date hereof through consummation of the transaction contemplated hereby on the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer:

          6.2.1 Encumbrances. Create or assume any Encumbrance on any of the Purchased Assets (other than Permitted Encumbrances on the Real Property), whether now owned or hereafter acquired, unless discharged or terminated and fully released prior to the Closing Date;

          6.2.2 Transfers. Sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business;

          6.2.3 Call Letters. Change either Station's call letters or modify either Station's facilities in any material respect;

          6.2.4 Modification of Contracts. Amend or terminate any of the Assumed Contracts (or waive any substantial right thereunder);

          6.2.5 Change in Format or Business; Except as required by Section 7.1.3, change either Station's format (including but not limited to genre of music, demographic or language) or otherwise materially change either Station's business model or advertising sales strategy; provided, however, that nothing in this Section 6.2.5 is intended to constitute an impermissible delegation of licensee's responsibilities under the Communications Act to maintain control of the operation of the Stations;

          6.2.6 Rights. Cancel or compromise any material claim or waive or release any material right of Seller relating to the Purchased Assets, except in the ordinary course of business consistent with past practice;

          6.2.7 FCC Licenses and Permits. Cause or permit, by any act or failure on its part, the FCC Licenses or Permits to expire or to be surrendered or modified, or take any action which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses or Permits, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of either Station, or take any other action within Seller's control which would result in either Station being in non-compliance with the requirements of the Communications Act or any other applicable law material to the operation of either Station; or

          6.2.8 No Inconsistent Action. Take any other action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

          6.3 Financial Information. From the date hereof until 4 months after the consummation of the transactions contemplated by this Agreement, Seller agrees to cooperate with, and provide reasonable assistance to, Buyer in connection with any filings or registration statements or reports under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, including, without limitation making available on a timely basis such financial information of Seller as may reasonably be required in connection with any such registration statement or report (including but not limited to that information necessary for the Buyer or any such affiliate to prepare and file the financial statements required by Rule 3.05 of Regulation S-X). Seller shall not be required to pay any out-of-pocket expenses in connection with the cooperation and assistance required under this Section 6.3, including without limitation for the cost of any audited financial statement of Seller, and no reference shall be made to Seller or any of its financial information in any such registration statement or report unless Seller and its independent auditor, if any, has previously consented.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.1    Application for Commission Consent; Other Consents.

          7.1.1 FCC Consent. Buyer and Seller agree to proceed as expeditiously as practical, and in no event later than ten business days after the execution hereof by Buyer and Seller, to file or cause to be filed the Assignment Applications requesting FCC consent to the transaction contemplated by this Agreement. The Parties agree that the Assignment Applications will be prosecuted in good faith and with due diligence, including filing and cooperating with all requests of the Commission. The Parties acknowledge that this Agreement will have to be filed with the FCC. The Parties further acknowledge that the Assignment Applications may have to be amended from time to time at Buyer's sole expense prior to the date they are granted to reflect any changes resulting from Buyer's financing and related arrangements.

          7.1.2 Other Governmental Consents. Promptly, but not later than ten business days following the filing of the Assignment Applications, the Parties will proceed to prepare and file with all other appropriate governmental authorities (if any), such other requests for approval or waiver as may be required from such governmental authorities to permit the transfer of the FCC Licenses, Permits and the Purchased Assets, or as otherwise required in connection with the transaction contemplated hereby and will jointly, diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. The Parties hereby acknowledge that no filings will be required under the HSRA because both the Purchase Price and the fair market value of the Purchased Assets and Assumed Contracts are less than $50,000,000.

          7.1.3 Control of the Stations. This Agreement shall not be consummated until after the Initial Grant Day. Between the date of this Agreement and the Closing Date, Buyer, its employees or its agents, shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operation of the Stations, but such operation will be the sole responsibility and in the complete discretion of Seller

          7.2 Mutual Right to Terminate. Subject to the provisions of Section 7.5.2, if the closing of the purchase and sale transactions contemplated by this Agreement has not occurred on or before the six month anniversary of the date hereof, either Buyer or Seller, if such Party is not materially in default hereunder in a manner which has delayed the occurrence of such closing, may terminate this Agreement upon five days' written notice to the other Party; provided, however, that Buyer at any time prior to the expiration of the sixth month's anniversary can extend such time period by three months by depositing an additional amount with the Escrow Agent sufficient to increase the Escrow Deposit to $315,000.

          7.3 Buyer's Right to Terminate. Buyer, at its option, upon written notice to Seller, may terminate this Agreement, so long as Buyer is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

          7.3.1 The FCC Licenses or other Permits are modified or their terms substantially modified, resulting in a material adverse change in Buyer's ability to operate either Station in the manner in which they have been operated prior to the date hereof;

          7.3.2 Either Assignment Application is designated for a hearing before an administrative law judge;

          7.3.3 The FCC institutes revocation of license proceedings against either Station;

          7.3.4 Seller is in material breach of this Agreement ten (10) business days after notice of breach and has not commenced and continued to prosecute diligently a cure therefor or such breach is or becomes incurable (it being understood and agreed by the Parties hereto that for purposes of this Section 7.3, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification); or

          7.3.5 Within ninety (90) days of the date of this Agreement, Buyer is not satisfied, in its sole discretion, with the condition of the Real Property or the Tangible Personal Property, subject to the terms of
          Section 8.1.6 below and further subject to Buyer's right to terminate if title defects not previously disclosed to Buyer are discovered following the expiration of such 90 day period.

          If the Agreement is terminated pursuant to Sections 7.3.1, 7.3.2,
7.3.3 or 7.3.5 and Seller is not in breach of its representations, warranties and covenants in any material respects (it being understood and agreed by the Parties hereto that for purposes of this Section 7.3, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification), the Escrow Deposit shall be returned to Buyer and Buyer shall have no further rights and remedies against Seller.

          7.4 Seller's Right to Terminate. Seller, at its option, upon written notice to Buyer, may terminate this Agreement, so long as Seller is not then in material default under or material breach of this Agreement, upon the happening of any of the following events:

          7.4.1 Either Assignment Application is designated for a hearing before an administrative law judge; or

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

          7.4.2 Buyer is in material breach of this Agreement ten (10) business days after notice of breach and has not commenced and continued to prosecute diligently a cure therefor or such breach is or becomes incurable.

          If the Agreement is terminated pursuant to Sections 7.4.1 and Seller is not in breach of its representations, warranties and covenants in any material respects (it being understood and agreed by the Parties hereto that for purposes of this Section 7.4, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification), the Escrow Deposit shall be returned to Buyer and Buyer shall have no further rights and remedies against Seller.

          7.5    Risk of Loss.

          7.5.1 The risk of loss and damage, whether by force majeure or for any other reason, to the Purchased Assets or the operation of the Stations between the date of this Agreement and the Closing Date will be on Seller. To the extent permitted by security agreements for borrowed money, Seller shall take all reasonable steps to repair, replace and restore the Purchased Assets as soon as possible after any loss or damage, it being understood and agreed that all insurance proceeds with respect thereto ("Proceeds") will be applied to or reserved for such replacement, restoration or repair, but that Seller will have no obligation to repair, replace or restore in excess of the Proceeds (plus any applicable deductible payment), and that Buyer's sole remedies if Seller elects not to fully repair, replace or restore will be (i) to terminate this Agreement, in which case the Escrow Deposit will be delivered to LBI Holdings, or (ii) to close in accordance with Section 7.5.3 below.

          7.5.2 In the event of any damage or event that prevents broadcast transmissions of either Station in the normal and usual manner and substantially in accordance with the FCC Licenses (other than scheduled ordinary course maintenance), Seller will give prompt notice thereof to Buyer and Buyer, in addition to its other rights and remedies, will have the right to postpone the Closing Date until transmission in accordance with the FCC Licenses has been resumed. The postponed Closing Date will be any date within the effective period of the FCC's consent to assignment of the FCC Licenses to LBI Sub and no later than ten business days after Seller has given written notice to Buyer that transmission in accordance with the FCC Licenses has been resumed, which Buyer shall designate by not less than five business days' prior written notice to Seller. During the period of postponement, Seller shall use its best efforts to resume broadcast transmissions. In the event transmission in accordance with the FCC Licenses cannot be resumed within the effective period of the FCC's consent to assignment of the FCC Licenses to LBI Sub, the Parties will join in an application or applications requesting the FCC to extend the effective period of its consent for one or more periods not to exceed 120 days in the aggregate. If transmission in accordance with the FCC Licenses has not been resumed so that the Closing Date does not occur within such extended period, or any agreed extension thereof, Buyer will have the right, by giving written notice to Seller within five business days after the expiration of such 120-day period, or any agreed extension thereof, to terminate this Agreement forthwith without any further obligation, in which case the Escrow Deposit will be delivered to LBI Holdings.

          7.5.3 If any loss of or damage to the Purchased Assets (including but not limited to any Tower or any Transmitter Building) occurs prior to the Closing Date and full repair, replacement or restoration of all Purchased Assets has not been made on or before the Closing Date (as the Closing Date may be extended as provided in Section 7.5.2), or the cost thereof is greater than the Proceeds (plus any applicable deductible), then Buyer will be entitled, but not obligated, to accept the Purchased Assets in their then-current condition and will receive an abatement or reduction in the Purchase Price in an amount equal to the difference between the amount necessary to fully repair or replace the damaged Purchased Assets and the amount of the unused Proceeds, in which case Buyer will be entitled to all the unused Proceeds and payment of the deductible amount. If Buyer elects to accept damaged Purchased Assets at a reduced Purchase Price, the Parties agree to cooperate in determining the amount of the reduction to the Purchase Price in accordance with the provisions hereof.

          7.6    Transfer Taxes and FCC Filings; Expenses; Bulk Sales.

          7.6.1 Transfer Taxes; FCC Filings. All federal, state or local excise, sales or use taxes, or similar taxes and other costs imposed on or in connection with the sale, purchase or transfer of the Purchased Assets and assumption of the Assumed Contracts by Buyer pursuant hereto will be borne by Seller. Except as otherwise expressly provided in the last sentence of Section 7.1.1, all FCC filing fees will be shared equally by Buyer and Seller.

          7.6.2 Title, Survey, Escrow, Recordation, and other Real Property Costs. The costs of issuing the Title Policies and any survey that might be required in order to issue such Title Policies shall be borne by Seller as shall the costs of recording the Grant Deed. The costs of any real estate escrow shall be borne equally by Buyer and Seller and any other costs with respect to the transfer of the Real Property shall be borne by Buyer and Seller in accordance with the custom and practice of such county in which such Real Property is located.

          7.6.3 Expenses. Except as otherwise provided herein, Buyer and Seller shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and consummation of the transaction contemplated hereby, including but not limited to the fees, expenses and disbursements of its accountants and counsel.

          7.6.4 Compliance With Bulk Sales Laws. Any loss, liability, obligation or cost suffered by Seller or Buyer as the result of the failure of Seller to comply with the provisions of any bulk sales laws applicable to the transfer of the Purchased Assets as contemplated by this Agreement will be borne by Seller.

          7.6.5 Software. Seller shall have the right to remove its software from the computers and retain all billing supplies then on hand after Seller has fully complied with the requirements on Section 2.1 of this Agreement.

          7.6.6

                                  ARTICLE VIII
                               CLOSING CONDITIONS

          8.1 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of
Buyer:

          8.1.1 Commission Approval. The definition of Closing Date shall have been satisfied.

          8.1.2 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date except as specifically contemplated by this Agreement (it being understood and agreed by the Parties hereto that for purposes of this Section 8.1.2, that for purposes of determining such breach of Seller's representations and warranties, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification).

          8.1.3 Performance. Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date, including without limitation the provisions of Section 9.1. There shall not have been any material adverse change in either Station or the Purchased Assets, or any damage, destruction or loss materially and adversely affecting the Purchased Assets or the operation of either Station.

          8.1.4 FCC Licenses. Seller shall be the holder of the FCC Licenses, and there shall not have been any modification of any of the FCC Licenses or any modification of FCC rules, regulations or policies affecting the class of holders of FCC licenses to which Seller belongs as the holder of the FCC Licenses, that has or is reasonably likely to have a material adverse effect on either Station or, after the Closing Date, the conduct of its operations by Buyer in the manner in which they are currently being operated. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, impair or modify adversely any of the FCC Licenses specifically or such class of holders generally.

          8.1.5 Consents. All Required Consents shall have been obtained and delivered to Buyer. Such Required Consents shall include, without limitation, executed consents and releases in form and substance reasonably satisfactory to Buyer from Westburg Media Capital, L.P., the Terminal Marketing Co., Inc. and other creditors of Seller consenting to the transaction contemplated hereby and releasing their Encumbrances relating to the Purchased Assets (together with executed UCC termination statements, amendments to UCC financing statements and other documents and instruments implementing such release). In addition, the lessors under the leases for the Transmitter Sites shall have executed and delivered to Buyer estoppels and consents with respect to each lease (including confirmation that each lease is in full force and effect and no defaults exist thereunder and confirmation of the terms of each lease) in the forms attached as Exhibit E.

          8.1.6 Real Property. The Title Company shall be irrevocably committed to issue Title Policies, in form and content reasonably satisfactory to Buyer. Prior to the execution and delivery hereof (except as otherwise described in the definition of Permitted Encumbrances), Buyer has delivered to Seller a set of the title commitments issued by the Title Company with respect to the Title Policies to be issued hereunder, which commitments have been annotated to reflect the issues that Buyer will require to be cleared prior to Closing. Seller and Buyer will work together to clear any title problems identified by such markups as soon as possible. Within ninety (90) days following the date hereof Buyer will confirm in writing its satisfaction with the state of title to the properties, as reflected in revised commitments, as appropriate. Following the expiration of such 90 day period, Buyer will not object to any title issues unless new issues are identified by the Title Company, or are otherwise identified by Buyer (but were not shown on the commitments issued by the Title Company).

          8.1.7 Litigation and Insolvency. Except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation shall be pending or outstanding before any forum, court, or governmental body, department or agency of any kind, relating to the operation of either Station or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement, or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties, shall be pending, and Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

          8.1.8 Member Guarantee. Each person who is a member of Seller shall have executed the Member Guarantee in the form attached hereto as Exhibit D (the "Member Guarantee").

          8.1.9 Financial Information. To the extent requested prior to the Closing Date, Seller shall have provided all information required to be provided pursuant to Section 6.3 on or prior to the Closing Date.

          8.2 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment prior to and as of the consummation of the transaction contemplated hereby on the Closing Date of each of the following conditions, each of which may be waived (but only by an express written waiver) in the sole discretion of
Seller:

          8.2.1 Commission Approval. The condition set forth in Section 8.1.1 shall have been satisfied.

          8.2.2 Representations and Warranties. All representations and warranties of LBI Holdings and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except as specifically contemplated by this Agreement.

          8.2.3 Performance. LBI Holdings and Buyer shall each have performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and at the Closing Date, including without limitation the provisions of Section 9.2 and payment of the Purchase Price in accordance with Article III of this Agreement.

          8.2.4 Litigation and Insolvency. Except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding, complaint or investigation shall be pending or outstanding before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement. No insolvency proceedings of any character including, without limitation, reorganization, receivership, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its assets or properties shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

                                   ARTICLE IX
                      ITEMS TO BE DELIVERED AT THE CLOSING

          9.1 Seller's Performance At Closing. On the Closing Date by facsimile or overnight courier to the Closing Place, Seller shall have executed and delivered to Buyer all bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer and its counsel and consistent with the terms of this Agreement, effecting the sale, transfer, assignment and conveyance of the Purchased Assets to Buyer including, without limitation, the following:

          9.1.1 The Grant Deed for each of the Francitas Land and the Bay City Studio Building shall have been approved and accepted for recording by the Title Company and Title Company shall have issued the Title Policy for each of the Francitas Land and the Bay City Studio Building, each in the form referenced in Section 8.1.6 above (it being acknowledged that such Title Policies will be issued prior to the actual recording of the Grant Deeds for such Real Property and that Buyer shall have no responsibility with respect to the "gap" period between Closing and the date the Grant Deeds are actually recorded in the appropriate counties);

          9.1.2 Such other instruments or documents as Buyer may reasonably request, or as may reasonably be required by title insurers or escrow holders or required for the issuance of the Title Policies, in connection with the transfer and assignment of the Real Property, including with certifications of non-foreign status and such other documents and instruments customary and appropriate with the transfer and assignment of the Real Property in each of the counties in which such Real Property is located;

          9.1.3 One or more bills of sale conveying to LBI all of the Tangible Personal Property and Intellectual Property to be acquired by Buyer hereunder;

          9.1.4  An assignment assigning to LBI Sub the FCC Licenses;

          9.1.5 An assignment and assumption agreement assigning to LBI each of the Assumed Contracts together with the Required Consents and the original copies of the Assumed Contracts;

          9.1.6 The data, documents, copies, files, records and logs referred to in Section 2.1.6 and Seller shall have transferred data from Seller's computer systems to Buyer's computer systems to the extent provided in Section 2.1.6;

          9.1.7 Proof of payment of prepaid expenses made by Seller for services to be provided to the Stations after the Closing Date under the Assumed Contracts;

          9.1.8 Opinions of Seller's counsel dated as of the Closing Date substantially in the forms of Exhibit "B-1" and Exhibit "B-2" together with such changes, if any, as Buyer's lenders shall have requested and to which Seller's counsel has agreed;

          9.1.9 Copies of resolutions of Guajillo and all the members of Guajillo, certified by an officer of Guajillo, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement and the transaction contemplated hereby;

          9.1.10 A certificate, dated as of the Closing Date, executed by the Managing Member of Seller, to the effect that, (i) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except as specifically contemplated by this Agreement (it being understood and agreed by the Parties hereto that for purposes of this Section 9.1.10, that for purposes of determining such breach of Seller's representations and warranties, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification); (ii) Seller has complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the Closing Date; (iii) all Required Consents have been obtained by Seller and delivered to Buyer; (iv) except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or, to the knowledge of Seller, threatened, before any forum, court, or governmental body, department or agency of any kind, relating to the operation of any Station or which has the stated purpose or the probable effect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (v) to the knowledge of Seller, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its material assets or properties is pending, and Seller has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and (vi) Seller has performed the requirements of this Section 9.1;

          9.1.11 Written instructions to terminate the Escrow Agreement and deliver the entire Escrow Deposit to LBI Holdings executed by Seller;

          9.1.12 The Member Guarantee shall have been delivered to Buyer executed by each of the parties thereto; and

          9.1.13 Such other instruments of transfer, documents or certificates reasonably requested by Buyer as may be necessary or appropriate to transfer to and vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets or as reasonably may be requested by Buyer to evidence consummation of this Agreement and the transaction contemplated hereby.

          9.2 Buyer's Performance at Closing. On the Closing Date via facsimile or overnight mail to such place as may be designated by Seller in writing at least five days in advance of the Closing, Buyer will execute and deliver or cause to be delivered to Seller:

          9.2.1 The monies payable as set forth in Section 3.1.1 by wire transfer of federal funds;

          9.2.2 An opinion of Buyer's counsel dated as of the Closing Date substantially in the form of Exhibit "C";

          9.2.3 Copies of resolutions of the Boards of Directors of LBI Holdings, LBI and LBI Sub, in each case certified by its Secretary, authorizing the execution, delivery and performance of this Agreement and the transaction contemplated hereby;

          9.2.4 A certificate, dated as of the Closing Date, executed by the Executive Vice President of LBI Holdings and Buyer, to the effect that
          (i) the representations and warranties of LBI Holdings and Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except as specifically contemplated by this Agreement;
          (ii) LBI Holdings and Buyer have each complied in all material respects with or performed in all material respects all terms, covenants, agreements and conditions required by this Agreement to be complied with or performed by it prior to and at the Closing Date;
          (iii) to LBI Holdings' and Buyer's knowledge, except for matters affecting the radio broadcasting industry generally, no litigation, action, suit, judgment, proceeding or investigation is pending or outstanding or threatened, before any forum, court or governmental body, department or agency of any kind which has the stated purpose or the probable affect of enjoining or preventing the consummation of this Agreement or the transaction contemplated hereby or to recover damages by reason thereof, or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement; (iv) to the knowledge of LBI Holdings and Buyer, no insolvency proceedings of any character including, without limitation, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting LBI Holdings or Buyer or any of their respective assets or properties is pending, and neither LBI Holdings nor Buyer has taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings; and (v) LBI Holdings and Buyer have each performed the requirements of this Section 9.2;

          9.2.5 A writing evidencing the assumption by Buyer of each of the Assumed Contracts consistent with the provisions of this Agreement; and

          9.2.6 Such other instruments, documents and certificates as reasonably may be requested by Seller to consummate this Agreement and the transaction contemplated hereby.

                                   ARTICLE X
                                 INDEMNIFICATION

          10.1 Indemnification by Seller. It is understood and agreed that LBI Holdings and Buyer do not assume and will not be obligated to pay any liability of Seller under the terms of this Agreement or otherwise and will not be obligated to perform any obligations of Seller of any kind or manner, except in connection with the Assumed Contracts and with respect thereto only to the extent such obligations arise subsequent to the consummation of the transaction contemplated hereby on the Closing Date. Seller hereby agrees to indemnify, defend and hold harmless LBI Holdings and Buyer, their successors and assigns, for a period of twelve (12) months following the consummation of the purchase and sale transaction contemplated hereby on the Closing Date, from and against:

          10.1.1 Any and all Damages, occasioned by, arising out of or resulting from the operation of either Station prior to the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed prior to the Closing Date under any of the Assumed Contracts or otherwise with respect to Seller's ownership and operation of either Station prior to the Closing Date; and

          10.1.2 Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment of any agreement on the part of Seller under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule, or other instrument furnished to LBI Holdings or Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby (it being understood and agreed by the Parties hereto that for purposes of this Section 10.1.2, that for purposes of determining such breach of Seller's representations, warranties and covenants, all knowledge qualifications in the representations and warranties of Seller contained in Section 4.3.3 shall be disregarded and such representation or warranty shall not be qualified in any respect by such knowledge qualification); provided further, however, that if LBI Holdings or Buyer or any of their respective agents discovers facts from a source other than the Seller or any of its agents or representatives prior to the Closing Date and such facts constitute a breach of any of the representations and warranties hereof on the part of Seller and if, in spite of the existence of such breach, Buyer elects to consummate the transactions contemplated hereby without an additional written agreement by Seller to indemnify Buyer with respect to such breach, then LBI Holdings and Buyer shall not have a right to indemnification with respect to such breach of such representation and warranty to the extent that the severity of such breach is known to LBI Holdings or Buyer prior to Closing

          10.2 Indemnification by LBI Holdings and Buyer. LBI Holdings and Buyer agree to indemnify, defend and hold harmless Seller, its successors and assigns, for a period of twelve (12) months following the consummation of the purchase and sale transaction contemplated hereby on the Closing Date from and against:

          10.2.1 Any and all Damages occasioned by, arising out of or resulting from the operation of either Station on or subsequent to the Closing Date, including, but not limited to, any and all claims, liabilities and obligations arising or required to be performed on or subsequent to the Closing Date under any of the Assumed Contracts or otherwise with respect to Buyer's ownership and operation of either Station from and after the Closing Date; and

          10.2.2 Any and all Damages occasioned by, arising out of or resulting from any material misrepresentation, material breach of warranty or covenant, or material default or material nonfulfillment, of any agreement on the part of LBI Holdings or Buyer under this Agreement, or from any material misrepresentation in or material breach of any certificate, agreement, appendix, Schedule or other instrument furnished to Seller pursuant to this Agreement or in connection with the transaction contemplated hereby.

          10.3 Third-Party Claims. In the event of third party claims, each Party ("Indemnified Party") shall give written notice to the other Party ("Indemnifying Party") as soon as practicable and in no event later than ten business days after the Indemnified Party has knowledge, or the discovery, of any facts which in its opinion entitle or may entitle it to indemnification under this Section 10.3. Seller, on the one hand, and LBI Holdings and Buyer, on the other, shall be considered a single Party for purposes of this Section 10.3 or Section 10.4. However, failure to give such notice will not preclude the Indemnified Party from seeking indemnification hereunder, unless, and to the extent that, such failure adversely affects to a material degree the Indemnifying Party's ability to defend against such a claim. The Indemnifying Party will promptly defend such a claim by counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld, and the Indemnified Party may appear at any proceeding, at its own cost, by counsel of its own choosing and will otherwise reasonably cooperate in the defense of such claim, provided that the Indemnifying Party shall promptly reimburse the Indemnified Party all reasonable costs, expenses and attorneys' fees incurred in the course of cooperating in the defense of such claim. The Indemnifying Party shall be responsible for all costs and expenses of any settlement. If the Indemnifying Party within ten business days after notice of a claim fails to defend the Indemnified Party, the Indemnified Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party. Anything in this Section to the contrary notwithstanding:

          10.3.1 If LBI Holdings or Buyer is the Indemnified Party and in the reasonable judgment of LBI Holdings or Buyer there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party or its continued operation of either Station, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim, and the Indemnifying Party will cooperate with the Indemnified Party;

          10.3.2 If the facts giving rise to indemnification hereunder involve a possible claim by the Indemnified Party against a third party, the Indemnified Party will have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; and

          10.3.3 The Indemnifying Party will not, without the consent of the Indemnified Party (which consent shall not unreasonably be withheld, conditioned or delayed), enter into or settle or compromise any claim or consent to any entry of judgment which (i) in the reasonable judgment of LBI Holdings or Buyer may materially and adversely affect LBI Holdings or Buyer or their continued operation of either Station, and (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and complete release from all liability in respect to such claim.

          10.4 Cap and Basket. Neither Party will be entitled to indemnification under this Article X until Damages to such Party exceed $10,000 in the aggregate. Once Damages to either Party exceed $10,000 in the aggregate, such Party will be entitled to recover the entire amount of the Damages to the maximum extent permitted by this Agreement. The Parties agree that any materiality qualification set forth in this Agreement shall not be taken into account in determining the magnitude of Damages occasioned by any breach for purposes of calculating whether such $10,000 threshold has been reached. The Parties agree that with respect to all claims made pursuant to Article X hereof during the period beginning on the date of consummation of the purchase and sale transaction contemplated by this Agreement on the Closing Date and ending on the twelve month anniversary of such date, the maximum aggregate amount for which either Buyer and LBI Holdings on the one hand or Seller on the other hand will be responsible for pursuant to this Agreement is $800,000 in the aggregate.

          10.5 Guarantee. LBI Holdings and Buyer shall be entitled to receive any amounts owing by Seller to LBI Holdings or Buyer pursuant to this Article X not only from Seller but also from the members of Seller as guarantors under the Member Guarantee. Under no circumstances will LBI Holdings and Buyer be entitled to receive from any guarantor more money under the Member Guarantee than that guarantor received from the sale of the Stations, which amounts are hereby agreed to be $360,000, $320,000 and $120,000, for Peter Scalfano, Cheryl Stewart and Joseph Clements, Jr., respectively.

          10.6 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any Schedule or Exhibit, or in any certificate or other instrument delivered pursuant to this Agreement, will survive the consummation of the purchase and sale transaction contemplated by this Agreement on the Closing Date for a period of twelve (12) months; provided that if a claim or notice is given under this Article X or otherwise with respect to any such representation and warranty prior to such expiration date, such claim shall continue (and such representation and warranty shall survive) indefinitely until such claim is finally resolved.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

          11.1 Notices. All notices, demands and requests, required or permitted to be given under the provisions of this Agreement shall be in writing and will be deemed duly given and effective upon receipt or, if received on a day other than a business day, the next business day following the day of receipt, if sent by (i) certified mail, (ii) delivery by messenger or in person or (iii) by facsimile at the facsimile numbers below and telephone notification is provided by the sending Party to the receiving Party at or following the time the facsimile is sent (it being understood that a voice mail left on answering machines shall be deemed to satisfy the requirement for such telephone confirmation):

          If to Seller:

               Ms. Cheryl Stewart
               Guajillo Investments, LLC
               Highway 35 East
               Big City, Texas 77414
                     Phone: (979) 245-4642
                     Fax: (979) 245-6463

          Copy (which shall not, by itself, constitute notice) to:

               Charles L. Spencer, Esq.
               Hebert, Spencer, Cusimano & Fry
               701 Laurel Street
               Baton Rouge, LA 70802
                     Phone: (225) 344-2601
                     Fax: (225) 387-1714

          If to LBI Holdings or Buyer:

               Mr. Lenard D. Liberman
               Executive Vice President
               Liberman Broadcasting Inc.
               1845 Empire Avenue
               Burbank, California 91504
                     Phone: BOTH (818) 563-5722 and
                            (281) 493-2900
                     Fax: BOTH (818) 558-4244 and
                          (281)759-3963

          Copy (which shall not, by itself, constitute notice) to:

               Joseph K. Kim, Esq.
               O'Melveny & Myers LLP
               400 South Hope Street, 15/th/ Floor
               Los Angeles, California 90071
                     Phone: (213) 430-6000
                     Fax: (213) 430-6407

or any other such facsimile numbers and addresses as any Party may from time to time supply in writing to the other Parties.

          11.2 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Agreement will not be assignable by a Party without the prior written consent of all of LBI Holdings, Buyer and Seller; provided, however, that LBI Holdings and Buyer may assign their rights and obligations hereunder without Seller's consent to any party that is majority owned, directly or indirectly, by LBI Holdings and LBI Holdings and Buyer may assign their rights hereunder, without Seller's consent, to any of their lenders (provided that such assignment to such lenders does not violate the Communications Act and does not delay the Closing Date). Any assignment contrary to this

Section 11.2 is void. LBI Holdings and Buyer shall use reasonable efforts to give prior written notice of such assignment to Seller and such information as Seller may reasonably request.

          11.3 Other Documents. The Parties will execute such other documents as may reasonably be necessary and desirable to the implementation and consummation of this Agreement.

          11.4 Appendices. All Schedules and Exhibits are deemed to be part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. Whenever, by the terms of this Agreement or any subsequent agreement of the Parties, any additions or deletions are made to the Purchased Assets shown on the Schedules, the Schedules affected shall be appropriately modified to reflect those changes.

          11.5 Construction. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Texas.

          11.6 Confidentiality. The Parties will keep confidential any non-public information of the other Parties, subject to required disclosure of such terms in connection with the filing of the Assignment Applications, obtaining necessary approvals of third parties to the consummation of the transaction, disclosures to advisors and financing sources of each Party so long as they are directed by Buyer and LBI Holdings to treat the information confidentially and disclosures required in connection with FCC approvals or financing transactions.

          11.7 Arbitration. Any dispute, controversy or other matters as to which the Parties disagree arising out of, relating to or in connection with the provisions of this Agreement or the interpretation, breach or alleged breach hereof shall be settled and decided by arbitration conducted by the Judicial Arbitration and Mediation Service ("JAMS"), subject to the following:

          11.7.1 Any arbitration as set forth above shall be held and conducted in Houston, Texas before one arbitrator who shall be selected by mutual agreement of the parties. If agreement is not reached on the selection of the arbitrator within 30 days after commencement of an arbitration by (i) submission of a matter to the JAMS in accordance with its Commercial Arbitration Rules and (ii) notice to the other party of the initiating party's intention to arbitrate, then such arbitrator shall be appointed by the presiding judge of the appropriate United States Court for the Northern District of Texas.

          11.7.2 The arbitrator appointed must be a former or retired judge, or an attorney with at least 15 years experience in the broadcast radio industry.

          11.7.3 All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

          11.7.4 The prevailing party shall be awarded reasonable attorneys' fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator, for good cause, determines otherwise.

          11.7.5 The dispute shall be heard in accordance with the rules and procedures of JAMS and the arbitrator's decision and award shall be final and binding.

          11.7.6 Costs and fees of the arbitrator (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the arbitrator for good cause determines otherwise. Costs and fees payable in advance shall be advanced equally by the parties, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

          11.7.7  Any Party may initiate an arbitration proceeding under this
          Section 11.6 by written notice to the other Party of his or its intention to arbitrate, specifying the dispute or controversy to be arbitrated, the amount involved and the remedy sought, and by filing with the Dallas, Texas office of the JAMS a copy of said notice together with a copy of this Agreement and the fee specified in the JAMS fee schedule. In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by the applicable statute of limitations.

          11.7.8 This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

          11.7.9 Notwithstanding anything contained in this Agreement elsewhere to the contrary, and unless modified by the arbitrator upon a showing of good cause, the arbitration shall proceed upon the following schedule: (i) within 30 days from the service of the notice of the request to arbitrate, the parties shall select the arbitrator; (ii) within 30 days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided;
          (iii) all discovery shall be completed within four months following the pre-arbitration conference; (iv) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (v) the arbitration shall be scheduled to commence no later than 30 days after the decision on all pre-arbitration motions but in any event no later than six months following the service of the notice of arbitration; and (vi) the arbitrator shall render his written decision within 30 days following the submission of the matter.

          11.7.10 Any monetary award of the arbitrator may include interest at the highest prime rate, as published in the Wall Street Journal, plus two percent, but in no event shall the total interest exceed the maximum amount allowed by Texas law which interest shall accrue from the date the claim, dispute or other matter in question was rightfully due and payable under this agreement until the date the award is paid to the prevailing party.

          11.7.11 No provision of this Section 11.7 shall limit the right of any Party to this Agreement to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of such remedy does not waive the right of any party to resort to arbitration.

          11.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

          11.9 Headings. The headings of the Sections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any Section.

          11.10 Public Announcements. LBI Holdings and Buyer, on the one hand, and Seller on the other, will consult with, and obtain the approval of (such approval not to be unreasonably withheld or delayed) each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc or disclosures to advisors and financing sources of each Party and disclosures required in connection with FCC approvals or financing transactions.

          11.11 Entire Agreement. This Agreement, all Schedules and Exhibits and all agreements, certificates and instruments delivered by the Parties pursuant to the terms of this Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersede all prior negotiations and agreements between the Parties, including the Letter of Intent, and can be amended, supplemented, waived or changed only by an amendment in writing which makes specific reference to this Agreement or the amendment, as the case may be, and which is signed by the Party against whom enforcement of any such amendment, supplement, waiver or modification is sought.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers on the day and year first above written.

                                GUAJILLO INVESTMENTS, LLC


                                By:   /s/ Cheryl Stewart
                                    -------------------------------
                                      Cheryl Stewart
                                      Managing Member

                                LBI HOLDINGS II, INC.


                                By:   /s/ Lenard D. Liberman
                                    -------------------------------
                                      Lenard D. Liberman
                                      Executive Vice President


                                LIBERMAN BROADCASTING OF HOUSTON, INC.


                                By:   /s/ Lenard D. Liberman
                                    -------------------------------
                                      Lenard D. Liberman
                                      Executive Vice President

                                and

                                LIBERMAN BROADCASTING OF HOUSTON LICENSE CORP.


                                By:   /s/ Lenard D. Liberman
                                    -------------------------------
                                      Lenard D. Liberman
                                      Executive Vice President

                                      S-1               Asset Purchase Agreement

                                  SCHEDULE 4.7

Relating to the Station Lease Agreement dated July 29, 1991, between North Star (KIOX-FM) and Cue Paging Corporation ("Cue") Cue failed to make its June 2002 payment and information received indicates that on June 17, 2002 Cue made a general assignment for the benefit of creditors.

                                 Schedule 4.7-1

                                   SCHEDULE I

                    Identification of Contracts to be Assumed


A. STUDIO LOCATION- HIGHWAY 35 EAST BAY CITY, TEXAS (LAND LEASE; BUILDING IS OWNED IN FEE)

1. Lease Agreement between Cathryn Long Clark, now deceased, former independent Executrix of the Estate of John G. Long, Deceased, and James M. Allen, Independent Administrator of the Estate of Mary Adams Long, Deceased, collectively, as Lessor and North Star Communications, Inc. ("North Star"), as Lessee dated August 22, 1988

B.       STL LOCATION - EL MATON, MATAGORDA COUNTY, TEXAS (LAND LEASE)

         1. Tower Site Lease Agreement dated August 22, 1990, between Rebecca Jo Taska, Trustee for Amy Taska Osina under the Taska Trust Agreement dated June 15, 1988, as Lessor, and North Star, as Lessee
         2. Letter from Landrum Enterprises, Inc. dated April 17, 1996 regarding Tower Site Lease Agreement
         3. Bill of Sale and Assignment Agreement dated June 1, 1996 between Landrum Enterprises, Inc. and Guajillo Investments, L.L.C.
         4. Assignment of Leases dated June 1, 1996 between Landrum Enterprises, Inc. and Guajillo Investments, L.L.C.

C.       LAND AND TOWER LEASE IN COLLEGEPORT, TEXAS

         1.    a)   Tower Lease Agreement between Tiner Associates, Inc., as
                    Lessor, and KXGJ Radio Station & John Wiggins, as Lessee
                    dated June 26, 1995
               b)   Tower Lease Modification Agreement dated _________, 2000
               c)   Letter to Tenant from James L. Tiner ("Tiner") regarding
                    Tower Lease dated February 18, 2001
         2. Assignment of Leases by and between 5 Star Radio, L.L.C., as Assignor, and Guajillo LLC, as Assignee, dated June 11, 1999
         3.    a)   Lease Agreement dated June 1, 1995, between O.B. Stanley
                    ("Stanley") and KXGJ Radio Station and John Wiggins
               b)   Land Lease Assignment dated _________, 2000
         4. Lease Confirmation and Modification Agreement dated as of ________, 2002 by and among Guajillo, Tiner and Stanley with respect to the Land Lease and the Tower Lease to be delivered by Closing.

ALSO SEE SCHEDULE I - CONT. (TOWER SUBLEASES)

                                  Schedule I-1

                                   SCHEDULE II

                      List of all Permits and FCC Licenses

        --------------------------------------------------------------------------------------------
               FCC Licenses and Permits                                                Expiration
                                                                                       Date

        --------------------------------------------------------------------------------------------
               Federal Communications Commission Radio Broadcast Station License       8/1/05
               for KIOX-FM, File No. BLH 19910221KA, as renewed pursuant to
               Application for Renewal of License No. BRH19970403WF, together with the following auxiliary licenses: WHM943 (STL), WME985
               (STL), WLQ250 (STL) and KB97120 (RPU).


               The ASR for the tower used for this station is 1047127. The tower is registered to Guajillo Investments, LLC.


        --------------------------------------------------------------------------------------------
               Federal Communications Commission Radio Broadcast Station License       8/1/05
               for KXGJ, File No. BLH 19951012KA, as renewed pursuant to
               Application for Renewal of License, No. BRH 19970401ZS, together with the following auxiliary license: WPNJ956 (STL).


               The ASR for the tower used for this station is 1028576. The tower is registered to Tiner Communications Service Inc. (parties acknowledge that this name is different than the name on the lease with Tiner, as amended)

        --------------------------------------------------------------------------------------------

                                 Schedule II-1

                                  SCHEDULE III

                     List of Required Consents, Encumbrances
                           and UCC-1 Filing Statements

Required Consents (Seller)

1. Federal Communications Commission consents to the Assignment Applications which Seller and Buyer will file with the Federal Communications Commission requesting its written consent to the assignment of the FCC Licenses from Seller to LBI Sub.

2. An Estoppel and Memorandum of Lease and Consent from each of the landlords under the leasehold interests in the Real Property, all in the forms attached as Exhibit E.

3. A Consent and Release from Westburg Media Capital, L.P.

4. A Consent and Release from the Terminal Marketing Co., Inc.

5. 2/nd/ Modification to Tower Lease by and among Guajillo and Tiner Tower LLC, as successor to Tiner Associates, Inc.

Required Consents (Buyer)

1. Federal Communications Commission consents to the Assignment Applications which Seller and Buyer will file with the Federal Communications Commission requesting its written consent to the assignment of the FCC Licenses to LBI Sub.

2. Consent from Buyer's lenders.

Encumbrances

                                 Schedule III-1

None, other than the following: (a) the Encumbrances resulting from the filing of the UCC-1 filing statements described in the section in this Schedule entitled "UCC Financing Statements" and (b) the leases that are set forth in
Schedule I (to the extent that a lease is considered to be an Encumbrance).

UCC Financing Statements

====================================================================================================================================
                                                                                             TYPE OF      DATE
        DEBTOR NAME                   JURISDICTION                SECURED PARTY              FILING       FILED         FILE NO.
------------------------------------------------------------------------------------------------------------------------------------
Guajillo Investments, LLC       East Baton Rouge Parish   Westburg Media Capital, L.P.       UCC-1       01/14/02      17-1226519
                                          (LA)
====================================================================================================================================
Guajillo Investments, LLC       East Baton Rouge Parish   Textron Financial Corporation      UCC-3       02/20/02      17-1228134
                                          (LA)
------------------------------------------------------------------------------------------------------------------------------------
Guajillo Investments, LLC       Secretary of State (TX)   Westburg Media Capital, L.P.       UCC-1       06/07/99       99-114641
------------------------------------------------------------------------------------------------------------------------------------
Guajillo Investments, LLC       Secretary of State (TX)   The Terminal Marketing Co.,        UCC-1       07/25/00       00-549370
                                                          Inc.
------------------------------------------------------------------------------------------------------------------------------------
Guajillo Investments, LLC        Matagorda County (TX)    Westburg Media Capital, L.P.       UCC-1       06/08/99            5148
------------------------------------------------------------------------------------------------------------------------------------
Guajillo Investments, LLC        Matagorda County (TX)    The Terminal Marketing Co.,        UCC-1       07/31/00            5318
                                                          Inc.
------------------------------------------------------------------------------------------------------------------------------------

UCC Termination Statements

None, other than UCC release or termination statements releasing or terminating the UCC-1 Financing statements set forth in the section in this Schedule entitled "UCC Financing Statements" (the scope of release in such UCC release statements to be satisfactory to Buyer).

                                Schedule III -2

                                   SCHEDULE IV

                        Identification of Principal Items
                          of Tangible Personal Property


Location:
Main studio and Office building, Bay City, Matagorda County, Texas Highway 35 East, Bay City, Texas

**KXGJ-FM Control Room**

1)       Mini-Mix 8A stereo console
1)       Electro Voice RE-20 microphone
1)       Radioshack SCT-86 cassette deck
2)       Tascam D-501 CD PB with remote control
1)       Sony MDR-7506 headphones
2)       Pioneer three-way speaker system
1)       OPTIMUS SCT-53 dual cassette deck
1) Automax automation system, including Pentium 200 CPU, monitor, keyboard, mouse, and Automax Pro Radio software
1)       Wall mounted CD/Record storage rack
1)       Radioshack telephone flasher
1)       TM Century jingle package
1)       Mike Carta Liner (Air and Production) package
1)       Holly Anne EAS receiver
1)       TM Century Classic Country Music Library
1)       lot approximately 500 Classic Country CDs
1)       G.E. 13" color TV with remote
1)       Symetric 420 stereo power amplifier
1)       Broadcast tools 8x2 stereo switcher
1)       750 watt uninterruptible power supply
1)       Audiolab TD1B bulk eraser
1)       Gentner SPH-10 telephone hybrid
1)       Sony MES 705 mini-disc recorder/player

**KIOX-FM Control Room**

1)       Arrakis 12,000 Series 12 channel audio console
2)       JBL studio monitors
1)       Curtis Mathis 13" color television with remote
1)       Edcor headphone amplifier
2)       Technics compact disc players
1)       BTS computer keyboard
2)       ElectroVoice microphones
1)       Optimus digital AM-FM stereo receiver
1)       CRL Systems stereo gain controller
1)       CRL Systems spectral energy compressor
1)       CRL Systems FM stereo modulation processor

                                 Schedule IV-1

1)       Scott Studios automation system with touch screen and PB & SS servers
1)       Sony mini-disc R/P system
1)       750 watt uninterruptible power supply
1)       TFT EAS controller
1)       TFT EAS system
1)       Crown stereo amplifier
1)       Gentner Digital Hybrid II telephone interface
1)       Broadcast tools 3x2 stereo switcher

**Production Room**

1)       Sony MDS-JE500 Minidisc R/PB unit
1)       TM Century 102 CD Production package, music beds and sound effects
1)       Arrakis Systems 12 channel audio console
1)       Electro-Voice microphone
1)       Senheiser microphone
1)       Pioneer 6-disc compact disc player
1)       Technics dual cassette deck
1)       Scott Systems production computer with PB server
2)       JBL studio monitors
1)       Fidelipac Dynamax stereo record/play cart machine
1)       Otari 2-track reel-to-reel tape recorder
1)       Edcor Sound, headphone amplifier
40)      Sound Ideas sound effects compact disc
25)      FirstComm production music library
1)       Crown stereo amplifier
1)       Gentner phone interface, Digital Hybrid II
1)       UREI 10 band stereo equalizer
1)       Eventide ultra-harmonizer
2)       Aphex compeller/aural exciter
1) Production computer with 4 track audio card, cool edit pro software, and 16x CD burner
1)       Arrakis Systems; console power supply
1)       Sony portable mini-disc recorder/player

**Engineering Room**

1)       Audiolabs TD-1 bulk tape eraser
1)       Cerwin Vega three-way speaker systems
2)       Technics SL-1200 MKII turntable
2)       PD-M30 6-pak CK PB units
1)       Broadcast Electronics stereo generator
1)       TFT STL transmitter (not working)
1)       Norstar phone system
15)      Norstar phones throughout building
1)       voicemail system
1)       Marti remote pick-up transmitter frequencies 450.65 and 450.80
1)       Marti RPU transmitter and receiver
2)       Gentner Microtel remote phone interface
1)       Radioshack 12VDC to 115VAC portable power inverter

                                 Schedule IV-2

1)       Kowler 8KW back-up generator, LP gas powered with auto transfer switch
5)       Miscellaneous cartridge playback machines

**STL Rack**

1)       TFT 884 FM Modulation Monitor (not working)
1)       Moseley Associates STL Transmitter, 6000 Series
1)       Orban Optimod FM 8100

Location:
STL hop site building and tower, El Maton, Matagorda County, Texas 12 mi. south of Bay City on Hwy. 35 to FR 1095 South
1.7 mi. south on FR 1095

**Outside Building**

1)       400' Esco tower
1)       6' STL receive dish antenna (on tower)
1)       6' STL transmit dish antenna (on tower)
1)       650' 7/8" coaxial cable to STL dishes

**Inside Building**

1)       TFT STL Receiver
1)       TFT STL transmitter, 949.6375 Mhz
1)       Uninterruptable power supply

Location:
FM main transmitter & generator building and FM tower, Francitas, Jackson County, Texas
16.5 mi. south of Bay City on Hwy. 35 to FR 616 west (Blessing)
7.8 mi. west on FR 616 to CR 446
3 mi. north on CR 446

**Outside Building**

1)       1,014' Andrews tower-solid rod utility guyed tower
1)       Broadcast Electronics 8-bay antenna (on tower)
1)       1,000' 4" helix cable-nitrogen pressurized (to antenna)
1)       6' STL receive dish antenna (on tower)
1)       300' 7/8" coaxial cable (to dish)
1)       200 gallon steel diesel gas tank for generator (full)

**Inside Building**

1) Broadcast Electronics FM-30B transmitter, 96,9 Mhz, 208 A/C, 60 hz, 3 phase
1)       Broadcast Electronics FX-50 exciter
1)       Broadcast Electronics MVDS microprocessor video diagnostic system
1)       Broadcast Electronics APC automatic power control
1)       Extra power tube for FM-30B

                                 Schedule IV-3

1)       TFT STL receiver, 949.6375 Mhz
2)       Gentner VRC interconnection
1)       Gentner VRC command relay
1)       Gentner data interface
1)       Belar FM modulation monitor
1)       Belar stereo monitor
1)       Gates FM10H3 FM transmitter (Standby) (Nonoperational)
1)       Flash Technology Corp. high Intensity tower strobe system FAA spec. No.
         L0856
1)       45 KW low pass filter, P/N 339-005-1
1)       Dielectric 3 1/8" rotary coaxial switch
1) Kohler automatic power transfer switch, 120/240 volt, 225 Amp, 60 Hz, 3 phase
1)       Detroit diesel engine with Kohler 100 amp 3-phase generator
1)       5-ton Carrier A/C unit
1)       3-ton Carrier A/C unit

**KXGJ-FM Tower Location**

Location:
FM transmitter and building, Collegeport, Matagorda County, Texas
Rt. 1 Robbins Slough Road
12.6 kilometers east of Palacios

**Outside Building**

1)       6 foot marked grid STL antenna
1)       12 Bay FM antenna-Jampro
1)       500 feet 41" tower with tapered section at antenna (leased)
1)       200 feet1/2" helix
1)       480 feet 3" helix
2)       Central air conditioning units (smaller unit needs a blower motor)
1)       Metal transmitter building approximately 10'x20'
1)       Wire fence enclosure around building and tower

**Inside Building**

1)       Moseley Associates Stereo SLT receiver, 6000 Series
1)       Sine Systems remote control system
1)       Broadcast Electronics FM-20T transmitter with BE FX50 exciter

Office Equipment

1)       Binding machine
1)       Paper cutter
5)       Business calculators
5) Miscellaneous office computers with keyboards, monitors, and network hub
5)       HP color printers
1)       Ebsen wide-carriage printer
1)       Xerox copy machine
1)       Paper shredder
1)       Smith Corona electric typewriter

                                 Schedule IV-4

1)       HP plain paper fax machine

Office Furniture

1)       Executive wooden desk
1)       Executive wooden credenza
1)       Executive wooden file cabinet
1)       Executive gray desk
1)       Executive gray credenza
1)       Executive gray 2-drawer file cabinet
1)       8' wooden conference table and 8 chairs
1)       5' double door metal supply cabinet
7)       Upholstered decorative chairs
3)       Highback desk chairs
8)       Wooden desks
13)      Desk chairs
1)       Large double chair with center table
6)       Utility tables
4)       Computer stations
2)       Partitions in sales area
1)       Wooden sofa table
1)       Glass coffee table
9)       2-drawer file cabinets
8)       4-drawer file cabinets
5)       Southwestern framed prints in lobby
1)       Wooden bookcase
2)       Bar stools
2)       Wall clocks
5)       Plastic shelving units
4)       Literature racks

Office Fixtures

1)       Refrigerator
1)       Microwave
1)       lot waste baskets
1)       5' artificial plant

                                 Schedule IV-5

                                   SCHEDULE V

                        Allocation of the Purchase Price

----------------------------------------------------------------------------------------------------------------
                                         Method to be Used to Determine the          Allocated Amounts as
       Broadcasting Asset              Allocation of Purchase Price as of the        of the Closing Date
       ------------------                                                            -------------------
                                                  Closing Date
                                                  ------------
----------------------------------------------------------------------------------------------------------------
Property, plant and equipment
----------------------------------------------------------------------------------------------------------------
Goodwill and FCC License
----------------------------------------------------------------------------------------------------------------
Purchase Price
----------------------------------------------------------------------------------------------------------------

                                  Schedule V-1

                                   SCHEDULE VI

                          Insurance Coverage Maintained
                        by Seller on the Purchased Assets

                               See attached pages

                                 Schedule VI-1

                                  SCHEDULE VII

                     Identification of Intellectual Property

KIOX-FM Slogans
Gulf Coast Best Country X-97
Today's Hottest Country 96.9, X97-FM
Your Home for 20 in a Row, X-97

KIOX-FM Frequency
96.9 FM

KXGJ-FM Slogans:
Your Home for Continuous Country Classics, Pure Country, 101.7 FM
5 Decades of Back to Back Country, Pure Country 101.7 FM

KXGJ-FM Frequency
101.7 FM

                                 Schedule VII-1

                                  SCHEDULE VIII

                                Prepaid Expenses

1.   Terminal Finance - one month advance on phone system ($523).

2.   Estate of Cathryn Clark -Studio Site Lease ($754.70).

3. Upon Closing, Buyer will reimburse Seller for up to $2,750 for the annual FCC regulatory fee.

                                 Schedule VIII-1

                                 Tower Subleases

------------------------------------------------------------------------------------------------------------------
                                   TENANT NAME                                       CURRENT            RENTAL
                                                                                   EXPIRATION           AMOUNT
                                                                                      DATE
------------------------------------------------------------------------------------------------------------------
A.     STUDIO BUILDING, BAY CITY, TEXAS

------------------------------------------------------------------------------------------------------------------
   1.  [TOWER SITE LEASED TO CHAMELEON (3 AM TOWERS)]                                   Month to       $750.00 per
                                                                                           Month     month ($9,000
       Oral Lease Agreement between Guajillo, as Owner, and Chameleon Radio                              per year)
       Corporation, as Lessee
------------------------------------------------------------------------------------------------------------------
B.     STL LOCATION, EL MATON, TEXAS (MATAGORDA COUNTY)

------------------------------------------------------------------------------------------------------------------
   1.  [GUAJILLO OWNS TOWER; SPACE ON TOWER LEASED TO LBR ENTERPRISES]            April 12, 2004     $6,000.00 per
                                                                                                              year
       Simple letter agreement between Guajillo and LBR Enterprises, Inc.
       dated March 28, 2001
------------------------------------------------------------------------------------------------------------------
C.     MAIN TRANSMITTER SITE, FRANCITAS, TEXAS

------------------------------------------------------------------------------------------------------------------
   1.  [GUAJILLO OWNS LAND; LAND LEASED FOR AGRICULTURE PURPOSES]                   February 28,   $10.00 per year
                                                                                           2003;
       Surface Lease Agreement effective as of March 1, 2000 between Guajillo,      automatic 1-
       as Lessor, and Alan P. Swenson, Brian M. Swenson and Sharon Swenson dba     year renewals
       Coastal Farms, as Lessee                                                  to February 28,
                                                                                            2009
------------------------------------------------------------------------------------------------------------------
   2.  [GUAJILLO OWNS TOWER; LEASES TOWER SPACE TO CENTRAL & SOUTH WEST            Lease expired     $1,782.00 per
       SERVICES]                                                                  April 30, 2000              year
                                                                                        - Tenant
       A)   Tower Lease Agreement dated April 4, 1995, between Landrum                 currently
       Enterprises, Inc. ("Landrum"), as Landlord and Central and South West      occupying on a
       Services Inc, ("Central and South"), as Tenant                            hold-over basis

       B)   Assignment of Leases dated May 31, 1996 by Landrum, as Assignor,
       Guajillo, as Assignee and Central and South, Lessee
------------------------------------------------------------------------------------------------------------------
   3.  [GUAJILLO OWNS TOWER; LEASES TOWER SPACE TO CENTRAL POWER AND LIGHT]         June 1, 2004         $1,461.50

       A)   Tower Lease Agreement dated July 11, 1994, between North Star
       Communications, Inc. ("North Star"), as Landlord, and Central Power and
       Light Company ("Central Power"), as Tenant

       B)   Assignment of Leases between North Star, as Assignor, Landrum, as
       Assignee, and Central Power, as Lessee, dated as of December 22, 1994

       C) Assignment of Leases by and between Landrum, as Assignor, Guajillo, as Assignee, and Central Power, as Lessee, dated as of May 31, 1996

------------------------------------------------------------------------------------------------------------------
   4.  [GUAJILLO OWNS TOWER; LEASES SPACE ON TOWER TO CUE PAGING]                  July 28, 2006     $1,005.89 per
                                                                                                             month
       A)   Station Lease Agreement dated July 29, 1991, between North Star                        ($12,070.68 per
       (KIOX-FM) and Cue Paging Corporation ("Cue") (See Schedule 4.7)                                       year)

       B) First Amendment to Station Lease Agreement dated July 29, 1991, between North Star and Cue

       C)   Assignment of Leases dated December 22, 1994, between North Star, as
       Assignor, Landrum, as Assignee and Cue, as Lessee

       D)   Assignment of Leases between Landrum, as Assignor, Guajillo LLC, as
       Assignee, and Cue as Lessee, dated as of May 31, 1996
------------------------------------------------------------------------------------------------------------------

                              Schedule I (cont.)-1

------------------------------------------------------------------------------------------------------------------
D.     TRANSMITTER SITE, COLLEGEPORT, TEXAS

------------------------------------------------------------------------------------------------------------------
   1.  [Guajillo leases space on tower from Tiner; Tiner holds ground leasehold from Stanley; Guajillo owns transmitter building located on land owned by Stanley]
------------------------------------------------------------------------------------------------------------------

                              Schedule I (cont.)-2

                                   SCHEDULE IX

                                 EXCLUDED ASSETS
                       CHERYL STEWART'S PERSONAL ITEMS AT
                           STUDIO SITE IN BAY CITY, TX

I.     Cheryl's Office:

       1)    wood and glass hutch
       18)   decorative items in hutch
       5)    framed prints
       1)    decorative lamp
       1)    rectangular wooden table
       1)    plant stand
       1)    artificial plant
       1)    floral swag
       1)    crystal clock
       1)    crystal paperweight
       10)   framed pictures
       1)    computer and software
       1)    computer printer
       1)    computer monitor
       1)    computer keyboard and mouse

II.    Lobby:

       1)    framed print

III.   Breakroom:

       1)    wood and glass cabinet
       1)    green table with 2 chair

IV.    Conference Room:

       2)    framed Western print

V.     KXGJ Studio:

       1)    bar stool

                                  Schedule IX-1

                                    EXHIBIT A

                               FORM OF GRANT DEED

                                   Exhibit A-1

                                   EXHIBIT B-1

                        Legal Opinion of Seller's Counsel


[Closing Date]


LBI Holdings II, Inc.
Liberman Broadcasting of Houston, Inc.
Liberman Broadcasting of Houston License Corp.
1845 Empire Avenue
Burbank, California  91504

[Buyer's various lenders]

       Re:   Sale of Certain Assets of Guajillo Investments, LLC

Ladies and Gentlemen:

             We have acted as counsel to Guajillo Investments, LLC, a Louisiana limited liability company ("Guajillo" or the "Seller"), in connection with the sale by the Seller and the purchase by Liberman Broadcasting of Houston, Inc. ("LBI"), and Liberman Broadcasting of Houston License Corp., a California corporation ("LBI Sub," and together with LBI, the "Buyers" and each individually a "Buyer") of certain assets which are used or held for use in connection with the operation of radio stations KIOX-FM (96.9 FM, El Campo, Texas) and KXGJ (101.7 FM, Bay City, Texas) and related assets, license, permits and authorizations issued by the Federal Communications Commission pursuant to the Asset Purchase Agreement dated as of June 21, 2002 (the "Asset Purchase Agreement"), by and among the Buyers, LBI Holdings II, Inc., a California corporation ("LBI Holdings") and the Seller. We have also reviewed, among other things, (i) the Corporate Custodial Agreement Relating to Earnest Money dated June 21, 2002 executed by [a financial institution or escrow company approved by all parties], as escrow agent, LBI Holdings and Guajillo (the "Escrow Agreement"), (ii) one or more bills of sale conveying to one or both Buyers all of the Tangible Personal Property and Intellectual Property, (iii) one or more assignments assigning to one or both Buyers the FCC Licenses and each of the Assumed Contracts and Required Consents, and (iv) [list other agreements and documents] (the agreements and documents contained in clauses (i) through (iv) above, together with the Asset Purchase Agreement, are collectively referred to herein as the "Agreements"). We are providing this opinion to you at the request of the Seller pursuant to Section 9.1.8 of the Asset Purchase Agreement. All capitalized terms used in this opinion and not defined herein will have the meanings given in the Asset Purchase Agreement.

             We have also acted as counsel to each member of the Seller (each a "Member" and collectively "Members") in connection with the Member Guarantee.

             In our capacity as such counsel, we have examined originals or copies of those limited liability company and other records and documents we considered appropriate.

                                  Exhibit B-1-1

             As to certain matters of fact related to the opinions hereafter expressed, we have relied solely upon representations of Guajillo in the Asset Purchase Agreement. Seller's factual representations in the Certificate of Seller, dated __________, 2002 (the "Certificate of Seller"), and each Member's factual representations in the Certificate of Members, dated ___________, 2002 (the "Certificate of Members"), a copy of each of which is attached hereto as Exhibit A. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

             We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. With respect to each natural person who is a party to the transaction, we have assumed such person has sufficient legal capacity to carry out his or her obligations under the Agreements to which any such person is a party. To the extent the Seller's obligations under the Agreements to which Seller is a party depend on the due authorization, execution and delivery of the Agreements by the other parties to the Agreements (other than Seller), we have assumed that the Agreements have been so authorized, executed and delivered.

             On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

             (a) Seller is a limited liability company validly existing under the laws of the State of Louisiana with the limited liability company power to own its properties and assets and to conduct any activity that a limited liability company organized under the Louisiana Limited Liability Law may conduct.

             (b) Seller has appropriate power to enter into and to perform its obligations under the Agreements to which Seller is a party.

             (c) The execution, delivery and performance by Seller of the Agreements to which Seller is a party have been duly authorized by all necessary limited liability company action on the part of Seller, and the Agreements to which Seller is a party have been duly executed and delivered by Seller. The Member Guarantee has been duly executed and delivered by each Member.

             (d) The Agreements to which Seller is a party and the Member Guarantee constitute the legally valid and binding obligations of Seller or each Member, as applicable, enforceable against Seller or each Member, as applicable, in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

             (e) Seller's and each Member's execution and delivery of, and performance of its, his or her obligations on or prior to the date of this opinion under, the Agreements to which Seller is a party and the Member Guarantee, as the case may be, do not and will not (i) violate such Seller's organizational documents and operating agreement, (ii) violate, breach, or result in

                                  Exhibit B-1-2
a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Seller or any Member, under any existing obligation of or restriction on Seller or any Member under any agreement to which it, he or she is a party identified in the Certificate of Seller or the Certificate of Members as being a material agreement of the Seller or any Member, or (iii) breach or otherwise violate any existing obligation of or restriction on Seller or any Member under any order, judgment or decree of any Louisiana or federal court or governmental authority binding on Seller or any Member which is identified in the Certificate of Seller.

             (f) The execution and delivery by Seller or any Member of, and performance of its, his or her obligations on or prior to the date of this opinion under, the Agreements to which Seller is a party or the Member Guarantee, as the case may be, do not conflict with or violate any statute, law, regulation or rule of the United States or the State of Louisiana known to us, recognizing that we have not undertaken, with your consent, any due diligence investigation or research, recognized as applicable to Seller or any Member or to transactions of the type contemplated by the Agreements or the Member Guarantee.

             (g) Except as set forth on Schedule __ hereto, no order, consent, permit or approval of any Louisiana or federal government authority known to us, recognizing that we have not undertaken, with your consent, any due diligence investigation or research, recognized as applicable to Seller or any Member or to transactions of the type contemplated by the Agreements to which Seller is a party or the Member Guarantee is required on the part of Seller or any Member for the execution and delivery of, and performance of its, his or her obligations on or prior to the date of this opinion under, the Agreements to which Seller is a party or the Member Guarantee.

             (h) Except for the matters described in Schedule __ to the Asset Purchase Agreement, we have not given substantive attention on behalf of Seller or represented Seller or any Member in connection with any action, suit or proceeding pending or threatened against Seller or any Member before any court, arbitrator or governmental agency.

             Our opinion in paragraph (d) above as to the enforceability of the Agreements is subject to:

             (i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

             (ii) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

             (iii) the unenforceability under certain circumstances of provisions imposing penalties and liquidated damages; and

             (iv) the unenforceability under certain circumstances of choice of law provisions.

                                  Exhibit B-1-3

             We express no opinion with respect to the creation, attachment or priority of any security interests, or your ability to collect attorney's fees and costs in an action involving the Agreements if you are not the prevailing party in that action.

             We express no opinion as to any provision of any Agreement requiring written amendments or waivers of such Agreement insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

             For purposes of the opinion expressed in paragraphs (e), (f) and
(g), we have assumed that the Seller will not in the future take any discretionary action (including a decision not to act) permitted by the Agreements that would cause the performance of the Agreements to constitute a violation or breach of or default under any of the orders, judgments or decrees referred to in clause (iii) of paragraph (e) or violate any Louisiana or federal statute, rule or regulation, require an order, consent, permit or approval to be obtained from a Louisiana or federal governmental authority.

             We express no opinion concerning (i) federal or state antitrust, unfair competition or trade practice laws or regulations, (ii) pension and employee benefit laws and regulations, (iii) federal or state environmental laws and regulations, (iv) federal or state land use or subdivision laws or regulations or (v) federal or state laws and regulations relating to communications.

             In rendering the opinion set forth in paragraph (a) above with respect to the good standing of Guajillo under the laws of the State of Louisiana, we have relied solely upon the certificate dated [_______] from the Secretary of State of the State of Louisiana.

             The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of Louisiana. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. Insofar as the opinions rendered herein relate to documents governed by the laws of the State of Texas, we have advised you that we are members of the bar of the State of Louisiana and are not familiar with the laws of the State of Texas and render no opinion about them. For the purpose of these opinions, we have assumed, with your consent, that the laws of the State of Texas are identical in all respects to the laws of the State of Louisiana.

             Our use of the terms "known to us," "to our knowledge," or similar phrase to qualify a statement in this opinion means that those attorneys in this firm who have given substantive attention to the representation described in the introductory paragraph of this opinion do not have current actual knowledge that the statement is inaccurate. Such terms do not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing the Seller and the Members in connection with any other matter) or any constructive or imputed notice of any matters or items of information. We have not undertaken any independent investigation to determine the accuracy of the statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Seller and the Members in connection with this opinion or in other matters.

                                  Exhibit B-1-4

         We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, tax or statistical information furnished to you or with respect to any other financial, accounting, tax or statistical matters and express no opinion with respect thereto. Further, no opinions are expressed herein with respect to any federal or state securities laws or federal, state or local tax laws.

         This opinion is expressed as of the above date and we do not undertake to provide any opinion as to matters, or to advise any person or entity with respect to any events or changes of laws or conditions, occurring subsequently to the date hereof.

         The foregoing expresses our legal opinion as to the matters set forth above based upon our professional knowledge and judgment. This opinion should not be construed as a guaranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

         This opinion is (i) solely for your information in connection with the Agreements, (ii) not to be relied upon by any other person or entity for any reason whatsoever, (iii) not to be quoted in whole or in part or otherwise referred to in any document except as directly a part of and related to such transactions contemplated by the Agreements, and (iv), except as required by applicable law, not to be filed with any government agency or any other entity or person whatsoever. We have, however, delivered a copy of this opinion to [names of Buyers' various lenders] under [list of Buyers' credit documents], each of which lenders (together with any actual or prospective participants, assignees and successors thereunder from time to time party thereto) may rely on this opinion as if it were addressed and had been delivered to it on the date of this opinion.

                             Respectfully submitted,

                                 Exhibit B-1-5

                                   EXHIBIT B-2

                     Legal Opinion of Seller's Counsel (FCC)


                                           [The Closing Date]

LBI Holdings II, Inc.
Liberman Broadcasting of Houston, Inc.
Liberman Broadcasting of Houston License Corp.
1845 Empire Avenue
Burbank, California 91504


Gentlemen:

         We have acted as special communications law counsel for Guajillo Investments, L.L.C., a Louisiana limited liability company ("Seller"), and we have been asked to render our opinion concerning certain matters relating to the Asset Purchase Agreement dated the 21st day of June, 2002 (the "Agreement") by and among Seller, on the one hand, and LBI Holdings II, Inc., a California corporation ("LBI Holdings"), Liberman Broadcasting of Houston, Inc., a California corporation ("LBI"), and Liberman Broadcasting of Houston License Corp., a California corporation ("LBI Sub"), on the other, providing for the sale of assets used or useful in the operation of Stations KIOX-FM, 96.9 FM, El Campo, Texas and KXGJ-FM, 101.7 FM, Bay City, Texas (the "Stations").

         This opinion is limited strictly to matters arising under the Communications Act of 1934, as amended, and the published rules, regulations and policies promulgated thereunder by the FCC (as defined below) (collectively, the "Communications Laws"), and we express no opinion on any other matter whatsoever. Furthermore, this opinion addresses matters only as of the date of this opinion, and we specifically disclaim all responsibility for advising you, your successors or assigns, and your counsel of changes in matters addressed herein occurring after such date.

         We have examined such records of and related to the Stations that are routinely available for public inspection at the Federal Communications Commission ("FCC"), as we have deemed appropriate or necessary as the basis for the opinions hereinafter set forth, including a review of the files available in the FCC's public reference room on _______, 2002 [Note: Date to be within five
(5) business days of the Closing Date]. We also have reviewed the Agreement, one or more assignments assigning to one or both Buyers the FCC Licenses, and the files of this firm with respect to our representation of Seller before the FCC. Whenever the opinions herein with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, it is intended to indicate that during the course of our representation, no information has come to our attention, which would give us actual knowledge of such facts. For purposes of this opinion, the definition of the term "actual knowledge" as such term relates to this firm is based solely upon the actual conscious knowledge of attorneys who are currently members or employees of this firm who are directly involved in representation of Seller; and to the extent not inconsistent with such actual conscious knowledge, reliance on representations as to factual

                                 Exhibit B-2-1
matters, including representations contained in the Agreement or in one or more certificates of Seller or of a member or members of Seller, without investigation or special inquiry on our part to verify the accuracy of such representations except as expressly provided otherwise herein; and a review of the Agreement and other documents specifically identified herein as examined in connection with the rendering of this opinion including the review of the routinely available public records of the FCC and the files of this firm with respect to our representation of Seller before the FCC, in each case, as described above. Other than the review described in this paragraph, with your consent we have not undertaken any independent investigation to determine the existence or absence of such facts, nor have we inspected the Stations, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as special communications counsel to Seller.

         In making such examinations, we have assumed the (i) genuineness of all signatures, (ii) legal capacity of all natural persons, (iii) authenticity of all documents submitted to us as originals, and (iv) conformity to originals of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed the completeness of the public files maintained by the FCC and the accuracy and authenticity of all documents contained therein.

         Based on the foregoing, and subject to the assumptions, qualifications and exceptions contained herein, we are of the opinion that:

            1. The licenses listed in the Attachment (the "FCC Licenses") are in full force and effect and Seller is the holder of such licenses. Seller has obtained all consents from the FCC necessary to assign the licenses for the Stations to LBI Sub. To the best of our knowledge, the FCC Licenses are all the licenses necessary to operate a Class C1 FM radio station on 96.9 MHz and a Class C1 FM radio station on 101.7 MHz at El Campo and Bay City, Texas, respectively, in the manner presently operated by Seller.

            2. The order of the FCC granting its consent for the assignment of the FCC Licenses to LBI Sub (the "FCC Consent") was issued on _____________ and public notice of the FCC Consent was given on
                ____________. The time provided by the Communications Laws within which a party in interest other than the FCC may seek administrative reconsideration or review of the FCC Consent has expired, and to our knowledge, and based upon our review of the FCC's files, no petition for reconsideration or application for review was filed within such time with the FCC. The time provided by the Communications Laws within which the FCC may review the FCC Consent on its own motion has expired, and the FCC did not give public notice of its intent to review the FCC Consent on its own motion and, to our knowledge, the FCC has not otherwise stated an intent to review the FCC Consent on its own motion. With respect to our opinion in this paragraph 2., we advise you that in extraordinary circumstances, the FCC and the courts have held that petitions for review or reconsideration may be considered even if filed after the period prescribed by rule or statute for such submissions. Additionally, in previous cases where the FCC discovered procedural irregularities, it has reconsidered its prior action well after the standard time for such reconsideration had expired.

                                 Exhibit B-2-2

            3. To our knowledge, except for proceedings of general applicability to the broadcast industry, we have not been notified of, and the FCC has not issued any public notice announcing, any formal investigative proceeding or claim, and we are not aware of any other legal or administrative proceeding pending before the FCC against the Stations or Seller with respect to the Stations which could reasonably be expected to result in the revocation, nonrenewal or suspension of the FCC Licenses, the imposition of any fine or forfeiture, reporting requirements or other sanction against the Stations or Seller with respect to the Stations by the FCC, or the adverse material modification of the FCC Licenses.

            4. The execution, delivery and consummation of the Agreement by Seller do not violate the Communications Laws.

         This opinion is (i) solely for your information in connection with the consummation of the assignment of the FCC Licenses by Seller to LBI Sub, (ii) not to be relied upon by any other person or entity for any reason whatsoever,
(iii) not to be quoted in whole or in part or otherwise referred to in any document except as directly a part of and related to transactions contemplated by the Agreements, and (iv), except as required by applicable law, not to be filed with any government agency or any other entity or person whatsoever. We have, however, delivered a copy of this opinion to [names of Buyers' various lenders] under [list of Buyers' credit documents], each of which lenders (together with any actual or prospective participants, assignees and successors thereunder from time to time party thereto) may rely on this opinion as if it were addressed and had been delivered to it on the date of this opinion.

                                   Sincerely,

                                   HEBERT, SPENCER, CUSIMANO & FRY, L.L.P.



                                   Charles L. Spencer

CLS/bsb

                                 Exhibit B-2-3

                                                                      ATTACHMENT

FCC LICENSES



Call Sign                  Type                               Expiration
---------                  ----                               ----------

KIOX-FM                    Main Station                       08/01/2005
KXGJ-FM                    Main Station                       08/01/2005
WME985                     STL                                08/01/2005
WLQ250                     STL                                08/01/2005
WPNJ956                    STL                                08/01/2005

                                 Exhibit B-2-4

                                    EXHIBIT C

                     Legal Opinion of LBI Entities' Counsel


[Closing Date]



Guajillo Investments, LLC
[Address]



[Buyer's various lenders]

         Re: Purchase of Certain Assets of Guajillo Investments, LLC

Ladies and Gentlemen:

         We have acted as counsel to LBI Holdings II, Inc., a California corporation ("LBI Holdings"), Liberman Broadcasting of Houston, Inc., a California corporation ("LBI") and Liberman Broadcasting of Houston License Corp., a California corporation ("LBI Sub", and together with LBI Holdings and LBI, the "LBI Entities" and each individually an "LBI Entity"), in connection with the acquisition by the LBI Entities of certain assets which are used or held for use in connection with the radio stations KIOX-FM (96.9 FM, El Campo, Texas) and KXGJ (101.7 FM, Bay City, Texas) and related assets, license, permits and authorizations issued by the Federal Communications Commission to Guajillo Investments, LLC, a Louisiana limited liability company (the "Seller") pursuant to the Asset Purchase Agreement dated as of June 21, 2002 (the "Asset Purchase Agreement"), by and among the LBI Entities and the Seller. We have also reviewed, among other things, the Corporate Custodial Agreement Relating to Earnest Money dated June 21, 2002 executed by [a financial institution or escrow company approved by all parties], as escrow agent, LBI Holdings and Seller (the "Escrow Agreement" and together with the Asset Purchase Agreement, the "Agreements"). We are providing this opinion to you at the request of the LBI Entities pursuant to Section 9.2.2 of the Asset Purchase Agreement. All capitalized terms used in this opinion and not defined herein will have the meanings given in the Asset Purchase Agreement.

         In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.

         As to relevant factual matters, we have relied upon, among other things, the LBI Entities' factual representations in the Certificates of LBI Entity, dated __________, 2002 (the "Certificates of LBI Entity"), a copy of each of which is attached hereto as Exhibit A. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents

                                   Exhibit C-1
submitted to us as copies. With respect to each natural person who is a party to the transaction, we have assumed such person has sufficient legal capacity to carry out his or her obligations under the Agreements to which any such person is a party. To the extent the LBI Entities' obligations under the Agreements to which each LBI Entity is a party depend on the due authorization, execution and delivery of the Agreements by the other parties to the Agreements (other than any of the LBI Entities), we have assumed that the Agreements have been so authorized, executed and delivered.

         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

         (a) Each LBI Entity is a corporation validly existing under the laws of the State of California with the corporate power to own its properties and assets and to conduct any activity that a corporation organized under the California General Corporation Law may conduct (other than the banking, insurance or trust company business or the rendering of "professional services" as defined in Subdivision (a) of Section applicable 13401 of the California Corporations Code).

         (b) Each LBI Entity has corporate power to enter into and to perform its obligations under the Agreements to which such LBI Entity is a party.

         (c) The execution, delivery and performance by any LBI Entity of the Agreements to which such LBI Entity is a party have been duly authorized by all necessary corporate action on the part of such LBI Entity, and the Agreements to which such LBI Entity is a party have been duly executed and delivered by such LBI Entity.

         (d) The Agreements to which any LBI Entity is a party constitute the legally valid and binding obligations of such LBI Entity, enforceable against such LBI Entity in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

         (e) The execution and delivery by any LBI Entity of, and performance of its obligations on or prior to the date of this opinion under, the Agreements to which such LBI Entity is a party, do not and will not (i) violate such LBI Entity's Articles of Incorporation or Bylaws, (ii) violate, breach, or result in a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of such LBI Entity under, any existing obligation of or restriction on such LBI Entity under any agreement to which it is a party identified in the applicable Certificate of LBI Entity as being a material agreement of such LBI Entity, or (iii) to our knowledge, breach or otherwise violate any existing obligation of or restriction on such LBI Entity under any order, judgment or decree of any California or federal court or governmental authority binding on such LBI Entity.

         (f) The execution and delivery by any LBI Entity of, and performance of its obligations on or prior to the date of this opinion under, the Agreements to which such LBI

                                   Exhibit C-2

Entity is a party do not violate any current California or federal statute or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such LBI Entity or to transactions of the type contemplated by the Agreements.

         (g) Except as set forth on Schedule __ hereto, no order, consent, permit or approval of any California or federal government authority that we have, in the exercise of customary professional diligence, recognized as applicable to any LBI Entity or to transactions of the type contemplated by the Agreements to which such LBI Entity is a party is required on the part of such LBI Entity for the execution and delivery of, and performance of its obligations on or prior to the date of this opinion under, the Agreements to which such LBI Entity is a party.

         Our opinion in paragraph (d) above as to the enforceability of the Agreements is subject to:

         (i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

         (ii) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

         (iii) the unenforceability under certain circumstances of provisions imposing penalties and liquidated damages; and

         (iv) the unenforceability under certain circumstances of choice of law provisions.

         We express no opinion with respect to the creation, attachment or priority of any security interests, or your ability to collect attorney's fees and costs in an action involving the Agreements if you are not the prevailing party in that action (we call your attention to the effect of Section 1717 of the California Civil Code, which provides that where a contract permits one party thereto to recover attorney's fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorney's fees).

         We express no opinion as to any provision of any Agreement requiring written amendments or waivers of such Agreement insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

         For purposes of the opinion expressed in paragraphs (e), (f) and (g), we have assumed that the Buyer will not in the future take any discretionary action (including a decision not to act) permitted by the Agreements that would cause the performance of the Agreements to constitute a violation or breach of or default under any of the orders, judgments or decrees referred to in clause
(iii) of paragraph (e) or violate any California or federal statute, rule or regulation, require an order, consent, permit or approval to be obtained from a California or federal governmental authority.

         In rendering the opinion set forth in paragraph (a) above with respect to the good standing of each LBI Entity under the laws of the State of California, we have relied solely upon

                                   Exhibit C-3
a certificate dated [_______] from the Secretary of State of the State of California as to each LBI Entity's good standing in the State of California.

         We express no opinion concerning (i) federal or state antitrust, unfair competition or trade practice laws or regulations, (ii) pension and employee benefit laws and regulations, (iii) federal or state environmental laws and regulations, (iv) federal or state land use or subdivision laws or regulations or (v) federal or state laws and regulations relating to communications.

         The law covered by this opinion is limited to the present federal law of the United States and the present law of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. Insofar as the opinions rendered herein relate to documents governed by the laws of the State of Texas, we have advised you that we are members of the bar of the State of California and are not familiar with the laws of the State of Texas and render no opinion about them. For the purposes of these opinions, we have assumed, with your consent, that the laws of the State of Texas are identical in all respect to the laws of the State of California.

         Our use of the terms "known to us," "to our knowledge," or similar phrase to qualify a statement in this opinion means that those attorneys in this firm who have given substantive attention to the representation described in the introductory paragraph of this opinion do not have current actual knowledge that the statement is inaccurate. Such terms do not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing the LBI Entities in connection with any other matter) or any constructive or imputed notice of any matters or items of information. We have not undertaken any independent investigation to determine the accuracy of the statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the LBI Entities in connection with this opinion or in other matters.

         This opinion is (i) solely for your information in connection with the Agreements, (ii) not to be relied upon by any other person or entity for any reason whatsoever, (iii) not to be quoted in whole or in part or otherwise referred to in any document except as directly a part of and related to such transactions contemplated by the Agreements, and (iv), except as required by applicable law, not to be filed with any government agency or any other entity or person whatsoever. We have, however, delivered a copy of this opinion to [names of Buyers' various lenders] under [list of Buyers' credit documents], each of which lenders (together with any actual or prospective participants, assignees and successors thereunder from time to time party thereto) may rely on this opinion as if it were addressed and had been delivered to it on the date of this opinion.

                             Respectfully submitted,

                                   Exhibit C-4

                                    EXHIBIT D

                                MEMBER GUARANTEE


         This Guarantee is entered into as of ______________ by Cheryl Stewart, Peter Scalfano, and Joseph Clements, Jr., each an individual (each a "Guarantor" and collectively the "Guarantors"), in favor of and for the benefit of LBI Holdings II, Inc., a California corporation, LBI Broadcasting of Houston, Inc., a California corporation and LBI Broadcasting of Houston License Corp. (collectively the "Guarantied Parties"), party to that certain Asset Purchase Agreement dated June 21, 2002 by and among Guajillo Investments, LLC, a Louisiana limited liability company, (the "Seller") and the Guarantied Parties ( the "Asset Purchase Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

         1. Guarantee; Limit. Guarantors jointly and severally, irrevocably and unconditionally guarantee, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. (S) 362(a)). The term "Guarantied Obligations" is used herein in its most comprehensive sense and includes any and all obligations of Seller, including all Seller's indemnities and liabilities of whatsoever nature, now or hereafter made, incurred or created in connection with the Asset Purchase Agreement, including but not limited to the indemnification obligations set forth in Article X.

         In consideration of the Seller receiving funds from the Guarantied Parties, which funds will be distributed to the Guarantors as the only members of the Seller, each Guarantor knowingly, voluntarily and intentionally agrees and acknowledges receipt of full and complete consideration.

         Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Seller (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantors and the Guarantied Parties that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Seller of any portion of such Guarantied Obligations.

         In the event that all or any portion of the Guarantied Obligations is paid by Seller, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from a Guarantied Party as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

                                   Exhibit D-1

               Subject to the other provisions of this Section 1, upon failure of Seller to pay any of the Guarantied Obligations when and as the same shall become due, Guarantors will upon demand pay, or cause to be paid, in cash, to such Guarantied Party entitled to the Guarantied Obligation, an amount equal to the aggregate of the unpaid Guarantied Obligations. This obligation is joint and several, so that each Guarantor will be liable up to the full amount of the unpaid Guarantied Obligations; provided, however, notwithstanding anything else in the Guarantee, that in no case shall (1) any Guarantor individually be liable for an amount in excess of the proceeds such Guarantor has received from the sale of the Stations (as defined in the Asset Purchase Agreement) which amounts are agreed to be $360,000, $320,000 and $120,000, for Peter Scalfano, Cheryl Stewart and Joseph Clements, Jr., respectively and (2) the Guarantors be liable for an amount in aggregate exceeding $800,000.

               2. Guarantee Absolute; Continuing Guarantee. The obligations of Guarantors hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guarantee is a Guarantee of payment when due and not of collectibility; (b) any Guarantied Party may enforce this Guarantee upon the occurrence of an indemnifiable loss or Damage under the Asset Purchase Agreement notwithstanding the existence of any dispute between Seller and the Guarantied Party with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Seller under the Asset Purchase Agreement and a separate action or actions may be brought and prosecuted against any or all Guarantors whether or not any action is brought against Seller or any of such other guarantors and whether or not Seller is joined in any such action or actions; and (d) Guarantor's payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge such Guarantor's liability for any portion of the Guarantied Obligations that has not been paid. This Guarantee is a continuing Guarantee and shall be binding upon each Guarantor and his or her successors and assigns, and each Guarantor irrevocably waives any right to revoke this Guarantee as to future transactions giving rise to any Guarantied Obligations.

               3. Actions by Guarantied Parties. Any or all Guarantied Parties may from time to time, without notice or demand and without affecting the validity or enforceability of this Guarantee or giving rise to any limitation, impairment or discharge of Guarantor's liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guarantee or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of a Guarantied Party in respect of this Guarantee or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that a Guarantied Party may have against any such security, as such Guarantied Party in its discretion may determine consistent with the Asset

                                   Exhibit D-2

Purchase Agreement, and (f) exercise any other rights available to the Guarantied Party under the Asset Purchase Agreement.

               4. No Discharge. This Guarantee and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other Guarantee of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Asset Purchase Agreement or any agreement or instrument executed pursuant thereto, or of any other Guarantee or security for the Guarantied Obligations, (c) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though a Guarantied Party might have elected to apply such payment to any part or all of the Guarantied Obligations, (d) any defenses, set-offs or counterclaims which Seller may assert against a Guarantied Party in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (e) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

               5. Waivers. Each Guarantor waives, for the benefit of the Guarantied Parties: (a) any right to require any Guarantied Party, as a condition of payment or performance by Guarantor, to (i) proceed against Seller, the other Guarantors, or any other person, (ii) proceed against or exhaust any security held from Seller, the other Guarantors or any other person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of such Guarantied Party in favor of Seller or any other person, or
(iv) pursue any other remedy in the power of a Guarantied Party; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Seller including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Seller from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon a Guarantied Party's errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guarantee and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting a Guarantor's liability hereunder or the enforcement hereof, and (iii) any rights to set-offs, recoupments and counterclaims; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guarantee, notices of default under the Asset Purchase Agreement or any agreement or instrument related thereto, notices of any modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Seller and notices of any of the matters referred to in the

                                   Exhibit D-3
preceding paragraph and any right to consent to any thereof; (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guarantee and (h) each right to which any of them may be entitled by virtue of the laws of the State of Texas governing suretyship and guaranties, including, without limitation, any rights under Rule 31, Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code, as any or all of the same may be amended or construed from time to time, or the common law of the State of Texas at all relevant times.

               6. Guarantor's Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Seller or any of its assets in connection with this Guarantee or the performance by Guarantor of his or her obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that a Guarantor now has or may hereafter have against Seller, (b) any right to enforce, or to participate in, any claim, right or remedy that a Guarantied Party now has or may hereafter have against Seller, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Guarantied Party. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of his or her rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Seller or against any collateral or security, shall be junior and subordinate to any rights any Guarantied Party may have against Seller, to all right, title and interest any Guarantied Party may have in any such collateral or security, and to any right any Guarantied Party may have against such other guarantor.

               Any indebtedness of Seller now or hereafter held by a Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Seller to a Guarantor collected or received by such Guarantor after an indemnifiable loss for which a Guarantied Party is entitled to indemnification under the Asset Purchase Agreement has occurred and has not yet been recovered, and any amount paid to such Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party and shall forthwith be paid over to Guarantied Party to be credited and applied against the Guarantied Obligations.

               7. Expenses. The Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save each and every Guarantied Party harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by such Guarantied Party in connection with the enforcement of or preservation of any rights under this Guarantee.

               8. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guarantee, and no consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of each and all

                                   Exhibit D-4

Guarantied Parties and, in the case of any such amendment or modification, each and all Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

               9. Miscellaneous. It is not necessary for a Guarantied Party to inquire into the capacity or powers of any Guarantor or Seller or the officers, directors or any agents acting or purporting to act on behalf of any of them.

               The rights, powers and remedies given to the Guarantied Party by this Guarantee are cumulative and shall be in addition to and independent of all rights, powers and remedies given to the Guarantied Party by virtue of any statute or rule of law or in the Asset Purchase Agreement. Any forbearance or failure to exercise, and any delay by a Guarantied Party in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

               In case any provision in or obligation under this Guarantee shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTORS AND THE GUARANTIED PARTIES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

               This Guarantee shall inure to the benefit of each Guarantied Party and their successors and assigns.

               ANY DISPUTE, CONTROVERSY OR OTHER MATTERS AS TO WHICH THE PARTIES DISAGREE ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE PROVISIONS OF THIS AGREEMENT OR THE INTERPRETATION, BREACH OR ALLEGED BREACH HEREOF SHALL BE SETTLED AND DECIDED BY ARBITRATION CONDUCTED BY THE JUDICIAL ARBITRATION AND MEDIATION SERVICE ("JAMS"), SUBJECT TO THE FOLLOWING:

               (a) Any arbitration as set forth above shall be held and conducted in Houston, Texas before one arbitrator who shall be selected by mutual agreement of the parties. If agreement is not reached on the selection of the arbitrator within 30 days after commencement of an arbitration by (i) submission of a matter to the JAMS in accordance with its Commercial Arbitration Rules and (ii) notice to the other party of the initiating party's intention to arbitrate, then such arbitrator shall be appointed by the presiding judge of the appropriate United States Court for the Northern District of Texas.

               (b) The arbitrator appointed must be a former or retired judge, or an attorney with at least 15 years experience in the broadcast radio industry.

                                   Exhibit D-5

               (c) All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

               (d) The prevailing party shall be awarded reasonable attorneys' fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator, for good cause, determines otherwise.

               (e) The dispute shall be heard in accordance with the rules and procedures of JAMS and the arbitrator's decision and award shall be final and binding.

               (f) Costs and fees of the arbitrator (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the arbitrator for good cause determines otherwise. Costs and fees payable in advance shall be advanced equally by the parties, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

               (g) Any Guarantied Party or any Guarantor may initiate an arbitration proceeding under this Section 9 by written notice to the other party of his, her or its intention to arbitrate, specifying the dispute or controversy to be arbitrated, the amount involved and the remedy sought, and by filing with the Dallas, Texas office of the JAMS a copy of said notice together with a copy of this Guarantee and the fee specified in the JAMS fee schedule. In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by the applicable statute of limitations.

               (h) This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

               (i) Notwithstanding anything contained in this Guarantee elsewhere to the contrary, and unless modified by the arbitrator upon a showing of good cause, the arbitration shall proceed upon the following schedule: (i) within 30 days from the service of the notice of the request to arbitrate, the parties shall select the arbitrator; (ii) within 30 days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided; (iii) all discovery shall be completed within four months following the pre-arbitration conference; (iv) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (v) the arbitration shall be scheduled to commence no later than 30 days after the decision on all pre-arbitration motions but in any event no later than six months following the service of the notice of arbitration; and (vi) the arbitrator shall render his written decision within 30 days following the submission of the matter.

               (j) Any monetary award of the arbitrator may include interest at the highest prime rate, as published in the Wall Street Journal, plus two percent but in no event shall the total interest exceed the maximum amount allowed by Texas law, which interest shall accrue from the

                                   Exhibit D-6
date the claim, dispute or other matter in question was rightfully due and payable under this Guarantee until the date the award is paid to the prevailing party.

               (k) No provision of this Section 9 shall limit the right of any Guarantied Party or any Guarantor to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of such remedy does not waive the right of any party to resort to arbitration.

               EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTEE AND INSTEAD AGREES TO ARBITRATION AS SET FORTH ABOVE. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Guarantors and, by its acceptance of the benefits hereof, all Guarantied Parties (i) acknowledge that the Guarantors and the Guarantied Parties have already relied on this waiver in entering into this Guarantee or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrant and represent for itself that it has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTEE.

                  [remainder of page intentionally left blank]

                                   Exhibit D-7

               IN WITNESS WHEREOF, Guarantors have executed this Guarantee as of the date first written above.

                                     ________________________________________
                                     Cheryl Stewart

                    Home Address:    ____________________________
                                     ____________________________
                                     ____________________________


                                     ________________________________________
                                     Peter Scalfano

                    Home Address:    ____________________________
                                     ____________________________
                                     ____________________________


                                     ________________________________________
                                     Joseph Clements, Jr.


                    Home Address:    ____________________________
                                     ____________________________
                                     ____________________________

                                   Exhibit D-8

                                    EXHIBIT E

                            FORM OF LESSOR ESTOPPELS

           SEE FOLLOWING PAGES WHICH CONTAIN THE FOLLOWING DOCUMENTS:

CONFIRMATION OF LEASE TERMS AND CONSENT (Studio Location, Highway 35 East - Bay City, Matagorda County, Texas)

CONFIRMATION OF LEASE TERMS AND CONSENT (STL Location - Matagorda County, Texas)

CONFIRMATION OF LEASE TERMS AND CONSENT (Tower Lease - Collegeport, Matagorda County, Texas) with Stanley

CONFIRMATION OF LEASE TERMS AND CONSENT (Tower Lease - Collegeport, Matagorda County, Texas) with Tiner

                                   Exhibit E-1